Exhibit 2.1
ASSET PURCHASE AGREEMENT
by and among
HUDSON TALENT SOLUTIONS US, INC.
CORNERSTONE RPO, LLC
STAR EQUITY HOLDINGS, INC
HUDSON TALENT SOLUTIONS, LLC
And
RODNEY ASHBY
DAVID KENWORTHY
Dated as of November 2, 2026

TABLE OF CONTENTS
ARTICLE I    PURCHASE AND SALE; CLOSING    5
Section 1.1.    Purchase and Sale of the Purchased Assets.    5
Section 1.2.    Excluded Assets.    6
Section 1.3.    Assumed Liabilities.    6
Section 1.4.    Excluded Liabilities.    7
Section 1.5.    The Closing.    7
Section 1.6.    Purchase Price; Closing and Closing Payments.    8
Section 1.7.    Lift and Shift Consideration.    9
Section 1.8.    Cash Over Time Consideration.    11
Section 1.9.    [Reserved].    12
Section 1.10.    Allocation of Purchase Price/Tax Treatment.    12
Section 1.11.    Earn-Out Payment.    13
Section 1.12.    Non-Assignable Assets; Customer-Contract Transition.    16
Section 1.13.    Seller and Member deliveries    16
Section 1.14.    Buyer deliveries    17
Section 1.15.    Guaranty.    17
Section 1.16.    Member Representative.    17
ARTICLE II    REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER    18
Section 2.1.    Organization, Standing and Power.    18
Section 2.2.    Authority.    18
Section 2.3.    Title to Purchased Assets.    19
Section 2.4.    Noncontravention; Governmental Approval.    19
Section 2.5.    Capital Structure.    20
Section 2.6.    Financial Statements; Liabilities.    20
Section 2.7.    Indebtedness.    21
Section 2.8.    Absence of Certain Changes or Events.    21
Section 2.9.    Litigation.    22
Section 2.10.    Contracts.    22
Section 2.11.    Compliance with Laws; Permits.    24
Section 2.12.    Real Property.    25
Section 2.13.    Intellectual Property.    25
Section 2.14.    Privacy and Data Security.    26
Section 2.15.    Tax Matters.    27
Section 2.16.    ERISA Compliance.    28
Section 2.17.    Labor and Employment Matters.    31
Section 2.18.    Environmental Matters.    32

Section 2.19.    Customers and Suppliers.    33
Section 2.20.    Letters of Credit and Powers of Attorney.    34
Section 2.21.    Affiliate Transactions.    34
Section 2.22.    Insurance.    35
Section 2.23.    Accounts Receivable.    35
Section 2.24.    Products and Services.    35
Section 2.25.    Guaranties.    36
Section 2.26.    Absence of Restrictions on Business Activities.    36
Section 2.27.    Brokers and Other Advisors.    36
Section 2.28.    Fixed Assets.    36
Section 2.29.    No Other Representations.    37
ARTICLE III    REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE MEMBERS    37
Section 3.1.    Authority.    38
Section 3.2.    Noncontravention; Governmental Approval.    38
Section 3.3.    Brokers and Other Advisors.    38
Section 3.4.    No Other Representations.    39
ARTICLE IV    REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER    39
Section 4.1.    Organization, Standing and Power.    39
Section 4.2.    Authority.    39
Section 4.3.    Noncontravention; Governmental Approval.    39
Section 4.4.    Brokers and Other Advisors.    40
Section 4.5.    Sufficient Funds; Solvency.    40
Section 4.6.    Preferred Stock.    40
ARTICLE V    COVENANTS    40
Section 5.1.    Further Assurances.    40
Section 5.2.    Public Announcements.    41
Section 5.3.    Taxes.    41
Section 5.4.    Non-Competition; Non-Solicitation; Non-Interference.    42
Section 5.5.    Transferred Employees; Management; Benefit Transition    43
Section 5.6.    Regulatory and Other Authorizations; Notices and Consents.    44
Section 5.7.    Name Change.    44
Section 5.8.    Post-Closing Cooperation.    44
Section 5.9.    Confidentiality Agreement.    44
Section 5.10.    Premises Rent Reimbursement.    45
ARTICLE VI    INDEMNIFICATION    45
Section 6.1.    Survival.    45

Section 6.2    Indemnification by Seller and the Members.    46
Section 6.3    Escrow.    47
Section 6.4.    Indemnification by Buyer.    47
Section 6.5.    Notification of Claims.    48
Section 6.6.    Additional Indemnification Provisions.    49
Section 6.7.    Tax Treatment of Indemnity Payments.    49
Section 6.8    Right of Setoff.    49
Section 6.9    Exclusive Remedy.    50
ARTICLE VII    GENERAL PROVISIONS    50
Section 7.1.    Fees and Expenses.    50
Section 7.2.    Amendments.    50
Section 7.3.    Waiver.    50
Section 7.4.    Notices.    50
Section 7.5.    Interpretation.    51
Section 7.6.    Counterparts.    52
Section 7.7.    Entire Agreement; Third-Party Beneficiaries.    52
Section 7.8.    GOVERNING LAW.    52
Section 7.9.    Assignment.    52
Section 7.10.    Specific Enforcement; Consent to Jurisdiction.    53
Section 7.11.    Severability.    53
Section 7.12    Jury Trial    53
Section 7.13.    Reserved.    53
Section 7.14.    Definitions.    53

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 2, 2026, is entered into by and among Star Equity Holdings, Inc., a Delaware corporation (“Star”), Hudson Talent Solutions US, Inc., a Pennsylvania corporation and an Affiliate of Star (“Buyer” or “HTS”), Hudson Talent Solutions, LLC, a Delaware limited liability company and a parent of Buyer (“Guarantor”), Cornerstone RPO, LLC, a Virginia limited liability company (“Seller” or the “Company”), Rodney Ashby, David Kenworthy, and each other member of Seller identified on the signature pages hereto (collectively, the “Members”), and Rodney Ashby, solely in such Person’s capacity as the “Member Representative.” Star, Buyer, Guarantor, Seller, the Members, and the Member Representative are referred to collectively as the “Parties” and individually as a “Party.” Defined terms not defined within the section in which they appear are defined in Section 7.14. HTS shall be the direct acquirer and operator of the Purchased Assets and the direct employer of the Transferred Employees after the Closing.
RECITALS:
A.    Seller is engaged in the business of providing recruitment process outsourcing, talent-acquisition, staffing, and related talent-solutions services to its clients (the “Business”);
B.    Seller desires to sell, transfer, convey, assign, and deliver to Buyer, and Buyer desires to purchase and acquire from Seller, one hundred percent (100%) of the assets of Seller used in or relating to the Business, other than the Excluded Assets, and Seller desires to transfer to Buyer, and Buyer desires to assume from Seller, only the Assumed Liabilities; and
C.    The Members are the registered and beneficial owners of all of the issued and outstanding membership interests of Seller and will join this Agreement for the representations, warranties, covenants, indemnification obligations, restrictive covenants, employment and retention arrangements releases, and other obligations expressly applicable to them; and
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
PURCHASE AND SALE; CLOSING
Section 1.1.    Purchase and Sale of the Purchased Assets.
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens other than Permitted Encumbrances, all of Seller’s right, title, and interest in, to, and under all assets and properties of Seller used in or held for use in the Business as conducted immediately before the Closing, of every kind, character, and description, tangible or intangible, personal or mixed, and wherever located, other than the Excluded Assets (collectively, the “Purchased Assets”). The Purchased Assets include: (a) all furniture, fixtures, equipment, computers, mobile devices, servers, software, supplies, and other tangible personal property; (b) all prepaid expenses, deposits, claims, rights to payment, and accounts recievable other than the collection of Seller AR 1.2(j); (d) all customer information, client records, customer lists, vendor lists, service-delivery materials, pricing data, marketing materials, business plans, and goodwill; (e) all Intellectual Property used in or necessary for the Business; (f) all rights under the Assumed Contracts, subject to Section 1.12; (g) all rights under warranties, indemnities, and similar rights against third parties relating to the Purchased Assets or the Business; (h) all rights of Buyer under this Agreement and the Ancillary Agreements, and (i) all other assets expressly listed on Schedule 1.1. No real property, leasehold interest, sublease, occupancy agreement, license to occupy real property, security deposit related to real property, or other real-property interest is a Purchased Asset.
Section 1.2.    Excluded Assets.
The Purchased Assets do not include the assets identified on Schedule 1.2 (collectively, the “Excluded Assets”). The Excluded Assets include: (a) all cash and cash equivalents of Seller; (b) all bank accounts, lockboxes, and safe-deposit boxes; (c) all rights of Seller under this Agreement and the Ancillary Agreements; (d) all Tax refunds attributable to any Pre-Closing Period; (e) all insurance policies and rights thereunder, except claims and proceeds assigned to Buyer pursuant to Schedule 1.1; (f) all assets held in, or rights relating to, any Seller Benefit Plan, including the Cornerstone RPO 401(k) plan; (g) all real property and all interests or rights in real property; (h) all minute books, equity records, Tax records, and governance records not primarily related to the Business; (i) all assets related to Excluded Liabilities; (j) the organizational documents, minute books, Tax Returns of the Seller, internal financial statements books of account or other records having to do with the organization of Seller only, any Books and Records more than three years old, and any other Books and Records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain; (k) five-hundred thousand ($500,000), of the accounts receivable of Seller arising from the conduct of the Business on or before the Closing Date, including those listed on Schedule 1.2(k) (the “Closing Receivables”), subject to Section 1.6(f); and (l) all other assets expressly listed on Schedule 1.2.
Section 1.3.    Assumed Liabilities.
At the Closing, Buyer shall assume and thereafter timely pay, perform, and discharge only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”): (a) obligations first arising after the Closing under the Assumed Contracts, but only to the extent that such obligations do not arise out of, relate to, or result from any breach, default, violation of Law, service failure, tort, or other event occurring on or before the Closing; and (b) other liabilities specifically identified as Assumed Liabilities on Schedule 1.3. Buyer does not assume, and shall not be deemed to assume, any liability or obligation of Seller, the Members, or the Business other than the Assumed Liabilities expressly described in this Section 1.3.
For the avoidance of doubt, Buyer shall not assume any liability or obligation relating to any employee, former employee, consultant, independent contractor, temporary worker, leased employee, applicant, or other service provider of Seller, except solely for compensation and benefit obligations first arising after the Closing Date with respect to individuals who accept written offers of employment from HTS and actually commence employment with HTS after the Closing, and then only to the extent expressly set forth in Section 5.5. No employee or other service provider of Seller shall transfer automatically to HTS by operation of this Agreement, and no employment-related liability shall be an Assumed Liability unless expressly identified in this Section 1.3, Section 5.5, or Schedule 1.3.
Section 1.4.    Excluded Liabilities.
Other than the Assumed Liabilities, Seller and the Members shall retain, and shall be responsible for paying, performing, and discharging when due, and Buyer shall not assume or have any responsibility for, all liabilities and obligations of Seller, the Members, or the Business of every nature, whether known or unknown, accrued or unaccrued, contingent or fixed, past, current, or future (collectively, the “Excluded Liabilities”). Excluded Liabilities include: (a) all liabilities arising from the ownership or operation of the Business or Purchased Assets on or before the Closing, including liabilities arising out of any act, omission, breach, default, service failure, tort, claim, or violation of Law occurring on or before the Closing; (b) all Taxes of Seller or the Members and all Taxes attributable to any Pre-Closing Period or the sale of the Purchased Assets, except as expressly provided in Section 5.3; (c) all Indebtedness and Seller Transaction Expenses; (d) all liabilities owed to any Member or Affiliate of a Member; (e) all liabilities relating to employees, consultants, contractors, former employees, or other service providers of Seller attributable to employment, engagement, service, compensation, benefits, payroll, employment Taxes, termination, or other matters occurring on or before the Closing; (f) all liabilities relating to the Cornerstone RPO 401(k) plan, including termination, amendment, administration, contributions, distributions, fiduciary obligations, filings, penalties, and corrective actions; (g) all liabilities relating to Excluded Assets; and (h) all liabilities expressly listed on Schedule 1.4.
All accounts payable of the Business as of the Closing Date (the “Closing Payables”), except those listed on Schedule 1.4 will be retained and the responsibility of the Seller.
Without limiting the foregoing, Seller and the Members shall retain and shall be solely responsible for all liabilities arising out of, relating to, or resulting from any employee, former employee, consultant, independent contractor, leased employee, temporary worker, applicant, or other service provider of Seller, whether arising before, on, or after the Closing, to the extent based on facts, events, services, omissions, practices, arrangements, compensation, benefits, classification, policies, plans, agreements, or obligation existing or occurring on or before the Closing, including all wages, salaries, commissions, bonuses, incentive compensation, accrued or unused vacation, paid time off, sick leave, expense reimbursements, severance, retention change in control payments, payroll, payroll Taxes, employment Taxes, unemployment insurance, workers’ compensation, COBRA, Seller Benefit Plans, ERISA, wage and hour laws, worker classification claims, independent contractor classification claims, discrimination, harassment, retaliation, leave, accommodation, immigration, I-9, E-Verify, WARN Act or similar state or local Law, termination, layoff, furlough, reduction in force, or other employment related statutory, contractual, tort, common law, or equitable claims.
Section 1.5.    The Closing.
The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed signature pages and delivery of the documents specified in Sections 1.13 and 1.14 on the date this Agreement is executed by the Parties (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”), irrespective of the actual time at which Closing occurs. All proceedings at the Closing shall be deemed to occur simultaneously, and no proceeding shall be deemed taken and no document shall be deemed executed or delivered until all required proceedings have been taken and all required documents have been executed and delivered.
Section 1.6.    Purchase Price; Closing and Closing Payments.
(a)    The aggregate purchase price for the Purchased Assets (the “Purchase Price”) is an amount equal to: (i) Five Hundred Thousand Dollars ($500,000) (the “Closing Date Consideration”); (ii) plus Two Hundred Fifty Thousand Dollars ($250,000) in deferred cash consideration payable under Section 1.8 (the

“Cash Over Time Consideration”); and (iii) plus the Contingent Payments, if any, earned and payable under this Agreement. The Purchase Price shall be paid in the manner specified in Section 1.6.
(b)    For purposes of this Agreement, “Contingent Payments” means, collectively: (A) up to Two Hundred Fifty Thousand Dollars ($250,000) in contingent cash consideration payable only as, when, and to the extent earned under Section 1.7 (the “Lift and Shift Consideration”); and (B) up to One Million Five Hundred Thousand Dollars ($1,500,000) of earnout consideration payable only as, when, and to the extent earned under Section 1.11 (the “Earnout Consideration”). The maximum aggregate Purchase Price before any permitted set off is Two Million Five Hundred Thousand Dollars ($2,500,000). For the avoidance of doubt, Cash Over Time Consideration is fixed deferred Purchase Price and is not contingent upon revenue, client transition, or achievement of an earnout condition. Cash Over Time Consideration, and the Contingent Payments constitute additional Purchase Price and shall be allocated under Section 1.10 and reported consistently by the Parties for Tax purposes.
(c)    At least one (1) Business Day prior to the Closing Date, Seller shall deliver to Buyer customary payoff letters for any Indebtedness secured by a Lien on the Purchased Assets (the “Payoff Indebtedness”).
(d)    At the Closing, Buyer shall pay to Seller an amount equal to (i) the Closing Date Consideration minus (ii) the Escrow Amount minus (iii) the amount of any Payoff Indebtedness paid by Buyer on Seller’s behalf under Section 1.6(e), minus (iv) the amount of any Seller Transaction Expenses paid by Buyer on Seller’s behalf at the Closing under Section 1.6(e), in cash by wire transfer of immediately available funds to the bank account designated by the Seller by written notice to Buyer prior to the Closing Date (the “Closing Cash Consideration”).
(e)    At the Closing, Buyer shall pay from the Closing Date Consideration, in cash by wire transfer of immediately available funds: (i) the Escrow Amount to the appropriate bank account to be held in accordance with Section 6.3; (ii) on behalf of Seller, the Payoff Indebtedness, in accordance with the wire transfer instructions set forth in the applicable payoff letters; and (iii) on behalf of Seller, the Seller Transaction Expenses, in accordance with wire transfer instructions provided by the applicable payee, which instructions Seller shall cause to be provided to Buyer prior to the Closing Date.
(f)    Following the Closing, collections actually received in respect of the Closing Receivables shall be allocated as follows: (i) first, the first One Hundred Fifty Thousand Dollars ($150,000) of such collections (the “Initial Buyer AR Amount”) shall be remitted by Seller to Buyer within ten (10) Business Days after the end of each calendar month in which such collections are received, until the Initial Buyer AR Amount has been remitted in full; (ii) second, the next Five Hundred Thousand Dollars ($500,000) of such collections (the “Seller AR Amount”) shall be retained by Seller; and (iii) thereafter, all such collections in excess of the sum of the Initial Buyer AR Amount and the Seller AR Amount shall be remitted by Seller to Buyer within ten (10) Business Days after receipt (such collections, together with the Initial Buyer AR Amount, the “Buyer AR Amount”). If Buyer or any of its Affiliates receives any payment in respect of a Closing Receivable, Buyer shall hold such payment in trust for Seller and (x) to the extent such payment is allocable to the Seller AR Amount, remit such payment to Seller within ten (10) Business Days after receipt, and (y) otherwise credit such payment against the Buyer AR Amount. .

Section 1.7.    Lift and Shift Consideration.
(a)    Buyer shall pay Seller up to Two Hundred Fifty Thousand Dollars ($250,000) of Lift and Shift Consideration as each Legacy Client listed on Schedule 1.7 (each a “Lift and Shift Legacy Client”) achieves the applicable transition milestones set forth below and on Schedule 1.7. Lift and Shift Consideration is contingent consideration and is not earned, accrued, or payable unless and until the applicable milestone has been achieved and accepted, deemed accepted, or finally determined under this Section 1.7.
(b)    No later than five (5) Business Days before the Closing, Seller and Buyer shall finalize Schedule 1.7. For each Lift and Shift Legacy Client, Schedule 1.7 shall identify: (i) the client’s legal name, operating name, relevant decision-maker(s), account owner, and contract or engagement identifier; (ii) gross revenue attributable to that Lift and Shift Legacy Client for each of the three complete fiscal years ending before the Closing Date and aggregate trailing-three-year gross revenue; (iii) the client’s allocation percentage (the “Client Allocation Percentage”), determined by dividing the client’s trailing-three-year gross revenue by aggregate trailing-three-year gross revenue of all Lift and Shift Legacy Clients; (iv) the maximum Lift and Shift Consideration allocated to the client, equal to $250,000 multiplied by its Client Allocation Percentage; (v) known consent, assignment, notice, data-privacy, information-security, regulatory, and onboarding requirements; (vi) client-specific transition tasks, responsible personnel, required supporting evidence, target dates, and outside dates; and (vii) agreed client-specific exceptions. The aggregate Client Allocation Percentages shall equal one hundred percent (100%), subject only to rounding allocated to the Lift and Shift Legacy Client with the largest Client Allocation Percentage. Except for correction of manifest error or an amendment signed by Buyer and the Member Representative, Schedule 1.7 and each Client Allocation Percentage shall be final as of the Closing Date and shall not be reweighted based on post-Closing revenue, client loss, or other subsequently arising events.
(c)    For each Lift and Shift Legacy Client, the following portions of the Lift and Shift Consideration allocated to that Lift and Shift Legacy Client shall be earned upon completion of the corresponding L&S Milestone (as defined below): (i) fifteen percent (15%) upon delivery of current contracts and amendments, pricing and scope, service history, relationship background, key contacts and decision-makers, open projects or requisitions, pipeline and known opportunities, known risks and issues, and a practical written transition plan, supported by a completed transition checklist (“Transition Plan”) and Buyer’s receipt confirmation (“L&S Milestone I”); (ii) twenty-five percent (25%) upon Seller introducing such Lift and Shift Legacy Client to HTS, whether by email, phone, or in-person meeting, and delivery to the Lift and Shift Legacy Client of written notice of the transaction contemplated by this Agreement in the form reasonably acceptable to Buyer and Seller, and delivery of a written summary of client feedback, and next steps to be taken in accordance with the Transition Plan (“L&S Milestone II”); and (iii) sixty percent (60%) upon a Lift and Shift Legacy Client’s affirmative binding agreement to continue, transfer, replace, renew, or commence services with HTS or another Buyer Affiliate whether by an executed assignment, consent, novation, replacement agreement, statement of work, purchase order, onboarding confirmation, or another legally sufficient arrangement, supported by all other authorizations required for HTS to collect Lift and Shift Legacy Client payments, but only to the extent such authorizations are within the control of Seller, and all other authorizations required by the Lift And Shift Legacy Client which may or may not be within in the control of Seller (“L&S Milestone III”) (all milestones are referred to as a “L&S Milestone” or collectively “L&S Milestones”).
(d)    A L&S Milestone shall not be deemed unachieved solely because a Lift and Shift Legacy Client requires a new agreement rather than a formal assignment, refuses to execute a formal assignment but authorizes HTS in writing to provide and be paid for services, or imposes reasonable onboarding procedures, provided that the applicable objective requirements of Section 1.7(c) have otherwise been met. A L&S Milestone shall not be deemed achieved solely because Seller provided information or introduced the client if the relevant requirements have not been met.
(e)    The Member Representative may submit a written milestone certificate, with the required supporting evidence, after Seller believes a L&S Milestone has been achieved for one or more Lift and Shift Legacy Clients; provided that the Member Representative shall not submit more than one milestone certificate in any calendar month, other than a revised milestone certificate resubmitted in accordance with this Section 1.7. Each Lift and Shift Legacy Client shall earn its allocated share of the applicable L&S Milestone payment independently upon completion of such L&S Milestone for that Legacy Client, regardless of whether other Lift and Shift Legacy Clients have completed such L&S Milestone. Buyer shall have ten (10) Business Days after receipt to accept or object in writing. Any objection must state in reasonable detail each unmet requirement and the information or action reasonably required to cure it. If Buyer does not timely object, the milestone is deemed accepted for each Lift and Shift Legacy Client included in the milestone certificate. If Buyer timely objects with respect to any Lift and Shift Legacy Client, the Parties shall cooperate in good faith to resolve the objection promptly. Any undisputed portion of the milestone certificate (with respect to Lift and Shift Legacy Clients for which no objection has been raised) shall be deemed accepted and the corresponding Lift and Shift Consideration shall be paid promptly. The Member Representative may resubmit a revised milestone certificate for any disputed Lift and Shift Legacy Client at any time before the applicable outside date, and Buyer shall have ten (10) Business Days after receipt of each resubmission to accept or object. Any unresolved dispute shall be submitted to an independent industry expert mutually agreed by Buyer and the Member Representative; if they cannot agree on such expert within ten (10) Business Days, the dispute shall be submitted to the Independent Accountant. The decision maker’s determination shall be final and binding absent manifest error and shall be limited to whether the agreed milestone criteria have been met.
(f)    Buyer shall pay each accepted, deemed accepted, or finally determined amount of Lift and Shift Consideration within ten (10) Business Days after acceptance, deemed acceptance, or final determination. Buyer shall not take any action the primary purpose of which is to prevent or unreasonably delay completion of a milestone or earning of Lift and Shift Consideration. Seller and the Members shall reasonably cooperate with Buyer and HTS to complete transition activities and obtain client approvals, but neither Seller nor a Member shall be required to make an unapproved price concession, representation, warranty, indemnity, liability assumption, or other commitment to a Lift and Shift Legacy Client.
(g)    The outside date for each Lift and Shift Legacy Client and milestone shall be stated on Schedule 1.7. If no client-specific outside date is specified, the outside date shall be eighteen (18) months after the Closing Date. No Lift and Shift Consideration is earned after the applicable outside date, except to the extent: (i) Buyer and the Member Representative agree in writing to extend the outside date; (ii) Buyer’s material breach caused the delay; (iii) a required consent or client onboarding process remains pending despite the Parties’ commercially reasonable efforts; or (iv) the Lift and Shift Legacy Client has agreed in writing to a transition arrangement and implementation remains subject solely to Buyer’s or HTS’s internal implementation requirements. In each such case, the applicable outside date will be extended for a commercially reasonable period necessary to complete the activity.
(h)    Until the earlier of completion of all Lift and Shift Legacy Client transition processes and the final outside date, Buyer, HTS, Seller, and the Member Representative shall meet at least monthly to review each Lift and Shift Legacy Client’s status, pending requirements, client communications, transition obstacles, and expected milestone certifications. Buyer shall provide reasonable written status updates concerning HTS’s internal onboarding and activation tasks that are material to a milestone.
Section 1.8.    Cash Over Time Consideration.
(a)    Buyer shall pay Seller the Cash Over Time Consideration in thirty-six (36) consecutive monthly installments beginning on the first monthly anniversary of the Closing Date. The first thirty-five (35) installments shall each equal Six Thousand Nine Hundred Forty-Four Dollars and Forty-Four Cents ($6,944.44), and the thirty-sixth installment shall equal Six Thousand Nine Hundred Forty-Four Dollars and Sixty Cents ($6,944.60), as set forth on Schedule 1.8.
(b)    At Closing, HTS shall execute and deliver a promissory note in favor of Seller in the original principal amount of $250,000 in the form attached as Exhibit C (the “Cash Over Time Note”). The Cash Over Time Note evidences, but does not duplicate, Buyer’s payment obligations under this Section 1.8. The Cash Over Time Note shall be unsecured, HTS shall be liable for all obligations under the Cash Over Time Note and this Section 1.8.
(c)    Buyer shall pay each installment by wire transfer of immediately available funds to the account designated by the Member Representative. Subject to Section 6.2(b) and Section 6.8, Buyer may temporarily set off against unpaid Cash Over Time Consideration amounts that are disputed (“Temporary Offset”). However an amount may be permanently set off when it is (i) finally determined by mutual written agreement or by a final, non-appealable order of a court of competent jurisdiction to be owed by Seller or the Members to a Buyer Indemnified Party; and (ii) recoverable under Article VI after giving effect to the exclusive-remedy, Basket, and cap provisions of this Agreement; and (iii) not paid from the Escrow Account because the claim falls within an express exception permitting direct recovery or because the Escrow Account has an insufficient balance to cover the claim. Buyer may temporarily retain any amount for any disputed, unliquidated, or asserted claim made in good faith for which an ongoing resolution is actively sought by the Seller in Buyer in accordance with this Agreement during the time in which the claim remains in dispute, but upon the resolution of the dispute any Temporary Offset due to the Seller must be immediately paid within no less than five (5) days of the resolution, together with interest at a rate of three percent (3%) per annum from the date such amount was originally due shall be promptly paid to the Seller or Buyer for any amount that was not paid to the Seller or finally offset by the Buyer upon final determination that the amount shall be paid to the Seller or Buyer in accordance herewith.
(d)    If Buyer fails to timely pay an undisputed installment and such failure continues for ten (10) Business Days after written notice from the Member Representative, the overdue installment shall bear interest from its original due date until paid at a rate of eight percent (8%) per annum. If Buyer fails to cure a payment default within thirty (30) days after the initial notice, the Member Representative may declare all unpaid Cash Over Time Consideration immediately due and payable, subject to Buyer’s permitted setoff rights.
(e)    The Cash Over Time Consideration is fixed Purchase Price, is not contingent upon revenue, client transition, continued employment, continued service, or achievement of an earnout condition, and remains payable notwithstanding termination of employment or service of Rodney Ashby, David Kenworthy, or any other Member, subject only to the limited setoff rights in Section 1.8(c).

Section 1.9.    [Reserved].
Section 1.10.    Allocation of Purchase Price/Tax Treatment.
(a)    Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Member Representative a proposed allocation (the “Allocation Schedule”) of the Purchase Price, Assumed Liabilities, and all other amounts treated as consideration for U.S. federal income Tax purposes among the Purchased Assets in accordance with Section 1060 of the Code, the Treasury Regulations thereunder, and the agreed allocation methodology set forth on Schedule 1.10. The Member Representative shall have thirty (30) days after receipt to object in writing, identifying the disputed items and proposed revisions in reasonable detail. Buyer and the Member Representative shall negotiate in good faith to resolve a timely objection. If they fail to resolve a timely objection within thirty (30) days, the disputed allocation items shall be submitted to the Independent Accountant for final resolution.
(b)    The Parties shall prepare and timely file all Tax Returns, including IRS Form 8594 and comparable state or local forms, consistently with the final Allocation Schedule and shall not take an inconsistent Tax position unless required by Law or a final determination within the meaning of Section 1313(a) of the Code. The Allocation Schedule shall be updated for Lift and Shift Consideration, Cash Over Time Consideration, and Earnout Consideration in a manner consistent with Section 1060 and the methodology of the final Allocation Schedule.
(c)    The Parties intend that the Contemplated Transactions be treated for U.S. federal income Tax purposes as a taxable sale and purchase of assets and that the Earnout Consideration, Lift and Shift Consideration, and Cash Over Time Consideration be treated as paid using the installment method of Section 453 of the Code for which there may be imputed interest under Section 483 of the Code.
(d)    Neither Star nor HTS makes any representation, warranty, covenant, or promise concerning the Tax consequences of the Contemplated Transactions or any Preferred Stock issued under this Agreement, including whether any consideration is eligible for Tax deferral, whether the Preferred Stock is “qualified preferred stock” for any Tax purpose, or the Tax characterization of any dividend, distribution, gain, loss, deduction, or basis adjustment. Seller and each Member acknowledge that they have had the opportunity to consult their own Tax advisors.
Section 1.11.    Earn-Out Payment.
(a)    Subject to this Section 1.11, Seller shall be eligible to receive the Earnout Consideration of up to One Million Five Hundred Thousand Dollars ($1,500,000), based solely on achievement of the Revenue Milestones during the Earnout Period.
(b)    “Earnout Period” means the period beginning at 12:01 a.m. Eastern Time on the Closing Date and ending at 11:59 p.m. Eastern Time on the date that is thirty-six (36) months after the Closing Date. “Legacy Client” means each customer or client of Seller identified on Schedule 1.11 as of the Closing Date, including such Legacy Client’s successor, surviving, reorganized, acquired, or renamed business entity to the extent it continues the applicable Legacy Client relationship or receives substantially the same services, and any Affiliate of a Legacy Client that receives services from Buyer, HTS. Legacy Clients will include such Legacy Client’s Affiliates during the Earnout Period. A new customer is not a Legacy Client merely because it is referred by a Legacy Client, unless expressly included on Schedule 1.11 or it is a successor to substantially all of the applicable Legacy Client’s business.

(c)    “Cumulative Legacy Client Revenue” means aggregate revenue recognized in accordance with GAAP and, billed or invoiced by Buyer, HTS, or their Affiliates during the Earnout Period for services provided to Legacy Clients, whether such services are delivered by HTS, another Buyer Affiliate, or a subcontractor on their behalf, regardless of whether or when such amounts are collected; provided that no revenue shall be counted more than once. Revenue shall be deemed included in Cumulative Legacy Client Revenue as of the date it is recognized in accordance with GAAP and is billed or invoiced. Buyer shall, and shall cause HTS and its Affiliates to, bill and invoice Legacy Clients for services performed in the ordinary course of business consistent with Seller’s historical billing practices and without undue delay.
(d)    In determining Cumulative Legacy Client Revenue: (i) revenue from a Legacy Client will be included whether provided under an assigned contract, replacement agreement, renewal, extension, statement of work, purchase order, or other arrangement, so long as it is attributable to services to that Legacy Client; (ii) revenue from cross-sold, upsold, expanded, or additional services sold to a Legacy Client during the Earnout Period will be included, including services not provided by Seller before Closing; (iii) revenue shall be reduced only by actual refunds, credits, rebates, chargebacks, and bad-debt write-offs specifically attributable to the applicable Legacy Client revenue, and not by general reserves, corporate allocations, overhead expenses, unallocated discounts, or losses from other customers; (iv) revenue shall not be reduced by costs, expenses, personnel costs, transition costs, intercompany charges, transfer-pricing charges, or allocations of corporate overhead; (v) revenue for services performed before the Closing shall not be included merely because invoiced or collected after the Closing, unless expressly included on Schedule 1.11; and (vi) if Buyer, HTS, or an Affiliate diverts, transfers, rebooks, or otherwise causes revenue of a Legacy Client to be billed by another Person or business unit, that revenue shall remain included to the extent it would have been included absent such action; provided that ordinary-course integration, shared systems, or service delivery by another Buyer Affiliate is not improper diversion.
(e)    The following Earnout Payments shall be fully earned upon first achievement during the Earnout Period of the corresponding Cumulative Legacy Client Revenue milestone, which shall occur on the date the applicable amount of Cumulative Legacy Client Revenue has been recognized in accordance with GAAP and billed or invoiced (each, a “Revenue Milestone”): (i) $500,000 upon Cumulative Legacy Client Revenue of $6,000,000 (“M1”); (ii) an additional $500,000 upon Cumulative Legacy Client Revenue of $12,000,000 (“M2”); and (iii) an additional $500,000 upon Cumulative Legacy Client Revenue of $20,000,000 (“M3”). No Earnout Payment is earned unless and until Cumulative Legacy Client Revenue reaches $6,000,000 during the Earnout Period. No revenue after the Earnout Period counts toward a Revenue Milestone, and aggregate Earnout Consideration may not exceed $1,500,000.
(f)    Within thirty (30) days after the end of each calendar quarter during the Earnout Period, Buyer shall deliver to the Member Representative an Earnout Statement showing in reasonable detail: (i) revenue billed by Legacy Client for the quarter and cumulatively; (ii) all client-specific refunds, credits, rebates, chargebacks, and bad debts deducted; (iii) Cumulative Legacy Client Revenue; (iv) the achievement status of each Revenue Milestone; and (v) the calculation of each Earnout Payment, if any. If a Revenue Milestone is achieved before the end of a calendar quarter, Buyer shall promptly notify the Member Representative and make the Earnout Payment no later than fifteen (15) days after actual achievement, subject to Section 1.11(g). Alternatively, the Member Representative may request at any time during a calendar quarter that Buyer provide an interim Earnout Statement as of the date of the request. Buyer shall deliver such interim Earnout Statement within thirty (30) days after the request. If the interim Earnout Statement shows that a Revenue Milestone has been achieved, Buyer shall pay the applicable Earnout Payment within fifteen (15) Business Days after achievement of such Revenue Milestone, subject to the dispute-resolution procedures in Section 1.11(g).

(g)    The Member Representative may dispute an Earnout Statement by delivering written notice within thirty (30) days after receipt, specifying in reasonable detail each disputed item, requested revision, and basis for objection. An undisputed Earnout Statement is final and binding. The Parties shall negotiate in good faith for thirty (30) days after a timely objection. Any remaining dispute shall be submitted to the Independent Accountant, acting as an expert and not an arbitrator, who shall decide only disputed Cumulative Legacy Client Revenue and Revenue Milestone issues and may not alter the Revenue Milestones or other commercial terms. Any undisputed Earnout Payment shall be paid when due notwithstanding a dispute regarding another item.
(h)    Each Earnout Payment shall be payable seventy-five percent (75%) in cash and twenty-five percent (25%) in shares of Star’s 10% Series A Cumulative Perpetual Preferred Stock, Nasdaq symbol STRRP (the “Preferred Stock”). The number of Preferred Stock shares shall equal the dollar amount of the stock portion divided by $10.00, rounded down to the nearest whole share, and any fractional-share amount shall be paid in cash. Buyer shall pay the cash portion and Star shall issue the Preferred Stock within thirty (30) days following the achievement of the applicable Revenue Milestone or, if timely disputed, within ten (10) Business Days after final resolution. The rights, preferences, privileges, restrictions, and other terms of the Preferred Stock are governed exclusively by Star’s certificate of designation in effect at the applicable issuance date and applicable securities Laws.
(i)    Buyer shall operate the Business and Legacy Client relationships in good faith and in accordance with industry standards and shall use commercially reasonable efforts to maximize Cumulative Legacy Client Revenue. Buyer shall not take actions with a material purpose of avoiding or reducing Earnout Consideration. Buyer retains sole discretion over staffing, pricing, service delivery, systems, organizational structure, legal entity structure, and resource allocation; provided, however, during the Earnout Period, Buyer shall (i) maintain bill rates to Legacy Clients at levels consistent with historical pricing, unless an alternative bulk pricing is agreed upon in writing by Buyer and the Member Representative; (ii) not discontinue or terminate Legacy Client relationships without legitimate commercial justification; and (iii) maintain separate records and accounting for the Business and Legacy Clients. Buyer shall not intentionally discontinue or materially reduce services to a Legacy Client, divert Legacy Client revenue, or manipulate billing or revenue-recognition practices to avoid an Earnout Payment. For the avoidance of doubt, subject to clauses (i) through (iii) above and the immediately preceding sentence, nothing in this Section restricts Buyer or any of its Affiliates from taking any action in good faith for legitimate commercial, operational, legal, compliance or strategic reasons, notwithstanding that such action may reduce Cumulative Legacy Client Revenue or Earnout Consideration.
(j)    During the Earnout Period, Buyer shall maintain Books and Records reasonably sufficient to calculate Cumulative Legacy Client Revenue. Upon reasonable advance notice and during normal business hours, the Member Representative and its accountants may review such Books and Records solely to verify Earnout Statements, subject to customary confidentiality protections and reasonable restrictions on access to competitively sensitive or privileged information.
(k)    Notwithstanding any other provision of this Agreement, the full unpaid Earnout Consideration shall immediately accelerate and become due and payable in cash upon the earliest to occur of a sale, transfer, or other disposition of all or substantially all of the assets of the Business (other than to a Buyer that assumes all of Buyer’s obligations under this Section 1.11); Upon acceleration, the full remaining unpaid Earnout Consideration shall be payable in cash within thirty (30) days of the acceleration event. In the event of: (i) a the delisting of Star’s common stock or Preferred Stock from the Nasdaq Stock Market or any other national securities exchange on which it is then listed, or (ii) the sale or transfer of substantially all of the assets of the Business to a buyer who assumes the obligations under this Section 1.11, all future Earnout Consideration shall be required to be paid in all cash.
Section 1.12.    Non-Assignable Assets; Customer-Contract Transition.
(a)    This Agreement does not constitute an assignment or attempted assignment of an Assumed Contract or other Purchased Asset if an assignment without a required third-party consent would constitute a breach or violation or otherwise adversely affect Seller’s ability to convey, or Buyer’s ability to receive, the applicable interest (each, a “Non-Assignable Asset”). Seller shall use commercially reasonable efforts to obtain all consents identified on Schedule 1.12.
Customer contracts may be transitioned and assigned progressively after the Closing through the Lift and Shift process under Section 1.7. Until a customer contract is assigned, novated, replaced, or otherwise transferred to HTS or another Buyer Affiliate, such contract shall be governed by the Transition Services Agreement set forth in Exhibit D, and Seller shall, to the extent legally permissible: (i) hold the economic benefits of the contract for Buyer’s benefit; (ii) cooperate with Buyer and HTS to provide the services and transition the customer relationship; and (iii) take actions reasonably necessary to enable Buyer or HTS to receive the economic and operational benefits and assume prospective performance obligations of that contract. Buyer shall use commercially reasonable efforts to complete the transfer of each customer contract as promptly as practicable and in any event before the applicable outside date under Section 1.7. Seller retains responsibility for obligations and liabilities arising from Seller’s acts or omissions in performance of a customer contract.
Section 1.13.    Seller and Member deliveries
At or before the Closing, Seller and the Members, as applicable, shall deliver to Buyer: (a) a duly executed Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit A ; (b) executed Intellectual Property Agreement in the form attached as Exhibit B assignments for Intellectual Property, domain names, websites, telephone numbers, social-media accounts, and other applicable Purchased Assets; (c) executed offer letters with Rodney Ashby and David Kenworthy, in forms mutually acceptable to the applicable parties; (d) executed assignments, novations, consents, or other transfer documents for Assumed Contracts for which consents have been obtained; (e) the completed Schedules 1.7 and 1.11; (f) payoff letters and releases of Liens for all Payoff Indebtedness required to be paid at Closing; (g) evidence satisfactory to Buyer that the Cornerstone RPO 401(k) plan has been terminated effective no later than immediately before Closing, including termination resolutions and notices; (h) a properly completed IRS Form W-9 from Seller and each Member receiving any direct payment or Preferred Stock; (i) a certificate of Seller, dated as of the Closing Date, confirming that Seller’s representations and warranties are true and correct and that Seller and the Members have complied with their applicable covenants, in each case subject to the applicable standards in this Agreement; and (j) all other customary documents, certificates, instruments of transfer, and items listed on Schedule 1.13 that are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 1.14.    Buyer deliveries
At the Closing, Buyer shall deliver or cause to be delivered: (a) the Closing Cash Consideration in accordance with Section 1.6, after payment of amounts required by the Payment Spreadsheet set forth in Exhibit E, including deposit of the Escrow Amount; (b) the duly executed Bill of Sale, Assignment and Assumption Agreement; (c) the duly offer letters with Rodney Ashby and David Kenworthy; (d) the Cash

Over Time Note, duly executed by HTS; (e) a certificate of Buyer, dated as of the Closing Date, confirming that Buyer’s representations and warranties are true and correct and that Buyer has complied with its applicable covenants, in each case subject to the applicable standards in this Agreement; and (f) all other customary documents and items listed on Schedule 1.14 that are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 1.15.    Guaranty.
Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to Seller, as primary obligor and not merely as surety, the full and punctual payment when due (whether at scheduled maturity, by acceleration, or otherwise) of all payment obligations of Buyer under Section 1.7 (Lift and Shift Consideration), Section 1.8 and the Cash Over Time Note (Cash Over Time Consideration), and Section 1.11 (Earnout Consideration) (collectively, the “Guaranteed Obligations”). This guaranty is a guaranty of payment and not of collection, and Seller shall not be required to proceed first against Buyer or any other Person before proceeding against Guarantor. Guarantor waives presentment, demand, protest, notice of acceptance, and all suretyship defenses (other than payment in full of the Guaranteed Obligations and defenses available to Buyer under this Agreement), and the obligations of Guarantor shall not be released, discharged, or otherwise affected by any amendment, extension, waiver, or assignment of this Agreement, any insolvency, bankruptcy, or reorganization of Buyer, or any change in the ownership of Buyer. This guaranty shall remain in full force and effect until all Guaranteed Obligations have been paid in full. Guarantor represents and warrants to Seller that it has all requisite power and authority to execute, deliver, and perform this Section 1.15, and that this Section 1.15 constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms.
Section 1.16.    Member Representative.
Each of Seller and Members hereby irrevocably appoints Rodney Ashby as the Member Representative and as its agent and attorney-in-fact to act on its behalf for all purposes under this Agreement and the Ancillary Agreements, including to deliver and receive notices, submit milestone certificates under Section 1.7, review and dispute Earnout Statements under Section 1.11, respond to and resolve Claim Notices and other indemnification claims under Article VI, and agree to amendments and waivers. Buyer and Guarantor shall be entitled to rely conclusively on any action taken by the Member Representative on behalf of Seller and the Members. The Member Representative may resign, and may be replaced by the written action of Members holding a majority of the membership interests of Seller, in each case upon written notice to Buyer. The Member Representative shall not be liable to Seller or any Member for any act or omission taken in good faith in such capacity. The Buyer shall not be liable to Seller or any Member for any act or omission taken in good faith reliance on the directives of the Member Representative that may affect any Member.
ARTICLE II
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER
Except as set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) provided for in Exhibit F, Seller and the Members hereby, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

Section 2.1.    Organization, Standing and Power.
(a)    Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Virginia, and is duly organized as a foreign limited liability in all other states in which it is active. Seller has all requisite corporate power and authority necessary to enable it to use its name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as it has been and is now currently being conducted. Seller is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary.
(b)    True, correct and complete copies of the Organizational Documents of Seller, as currently amended and in effect, have been made available to Buyer prior to the date hereof, and Seller is not in default under or in violation of any provision thereof.
(c)    Seller does not, and has never, owned, directly or indirectly, any capital stock or other equity interests in any Person (except for investments in securities not exceeding 1% of the issued and outstanding equity of any publicly held company, or as disclosed in Schedule 2.1(c))). Seller is not subject to any obligation (by Law, contract or otherwise) to make any investment or otherwise acquire capital stock or other equity interests in any other Person.
Section 2.2.    Authority.
Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).
Section 2.3.    Title to Purchased Assets.
Seller has good, valid, and marketable title to, or a valid leasehold interest in or license to use, the Purchased Assets, free and clear of all Liens other than Permitted Encumbrances and Liens to be released at or before Closing. At Closing, Seller will transfer to Buyer good, valid, and marketable title to, or a valid leasehold interest in or license to use, all Purchased Assets, free and clear of all Liens other than Permitted Encumbrances. The Purchased Assets, together with the services, systems, and assets of Buyer and its Affiliates, are sufficient in all material respects to enable Buyer to conduct the Business following Closing in substantially the same manner as conducted by Seller immediately before Closing, subject to required consents and the transition process in Section 1.12. No real property or interest in real property is a Purchased Asset.
Section 2.4.    Noncontravention; Governmental Approval.
(a)    Except as contemplated by Section 1.12 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not, and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Seller with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Seller, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”), to which Seller is a party or any of its properties, rights or assets is subject or (iii) any (A) Law applicable to Seller or any of its properties, rights or assets or (B) order, writ, injunction, decree, judgment, award, summons, notice of violation, directive, warning, notice or demand letter or request for information, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to Seller or its properties, rights or assets; (iv) breach any Assumed Contract; or (v) result in the imposition or creation of any Lien upon or with respect to any of the Purchased Assets.
(b)    No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby. Except as contemplated by Section 1.12 of the Seller Disclosure Schedule, no consent, waiver, approval or authorization of, or action by, or any notice given to, any third party other than a Governmental Entity pursuant to a Seller Contract or Real Property Lease must be obtained or made by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby, including, without limitation, as a result of a change of control of Seller.
Section 2.5.    Capital Structure.
Section 2.5 of the Seller Disclosure Schedule sets forth all of the issued and outstanding Membership Interests of Seller as of the date of this Agreement, and such Membership Interests constitute all of the issued, outstanding and authorized Membership Interests of Seller. The Membership Interests of Seller are free of any restriction on the right to vote. Except as set forth in Section 2.5 of the Seller Disclosure Schedule, there are no options, convertible securities, warrants or convertible obligations of any nature to acquire Membership Interests of Seller.
Section 2.6.    Financial Statements; Liabilities.
(a)    Section 2.6(a) of the Seller Disclosure Schedule sets forth (i) the unaudited balance sheets of Seller as of December 31, 2024 and 2025 (the balance sheet as of December 31, 2025, the “2025 Balance Sheet”), (ii) the unaudited balance sheet of Seller as of September 30, 2026 (the “Reference

Balance Sheet”), (iii) the unaudited statements of operations and cash flows of Seller for the years ended December 31, 2024 and 2025, (iv) the unaudited statements of operations and cash flows of Seller for the nine months ended September 30, 2026 (the balance sheets and statements of operations and cash flows referred to in clauses (i) and (iii) above, together with any notes thereto, being collectively referred to as the “Annual Financial Statements”; the balance sheets and statements of operations and cash flows referred to in clauses (ii) and (iv) above, together with any notes thereto, being collectively referred to as the “Interim Financial Statements”; and the Annual Financial Statements and the Interim Financial Statements being collectively referred to as the “Financial Statements”). Except as set forth on Section 2.6(a) of the Seller Disclosure Schedule, the Interim Financial Statements have been prepared on the same basis as the Annual Financial Statements. The Financial Statements have been derived from the books and records of Seller, were prepared in accordance with GAAP, and present fairly, in all respects, the financial position and the results of operations and cash flows of Seller as of the respective dates thereof or for the periods then ended (subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments, the effect of which adjustments have not been and will not be material).
(b)    Except as set forth in Section 2.6(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, there are no liabilities or obligations of Seller required to be recorded or disclosed under GAAP or any other standard, of any nature or type, whether or not absolute, accrued, contingent or otherwise, other than (i) de minimis liabilities incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet; (ii) executory obligations in the Ordinary Course of Business to be performed under Seller Contracts that do not arise from any breach thereof; and (iii) Liabilities incurred in connection with the transactions contemplated hereby.
(c)    Seller has no current intention to correct or restate, and to the Knowledge of Seller, there is not any basis to correct or restate any of the Financial Statements. Seller has not had any disagreement with any of its auditors regarding material accounting matters or policies during the past full fiscal year or during the current fiscal year-to-date.
Section 2.7.    Indebtedness.
Except as set forth on Section 2.7 of the Seller Disclosure Schedule, Seller has no outstanding Indebtedness.
Section 2.8.    Absence of Certain Changes or Events.
Except as set forth in Section 2.8 of the Seller Disclosure Schedule, since December 31, 2025, (i) there has not been any change in the business, assets, financial position, operations, results of operations or prospects of Seller or the Business, other than any such changes that occurred in the ordinary course of business consistent with past practice, (ii) Seller has made all capital expenditures in the ordinary course of business consistent with past practice, and (iii) Seller has conducted the Business in the ordinary course of business consistent with past practice and has not:
(a)    mortgaged, pledged or subjected to lien, restriction or any other Lien any of the property, businesses or assets, tangible or intangible, of Seller;
(b)    paid any obligation or liability (absolute or contingent) other than current liabilities reflected in the 2025 Balance Sheet and current liabilities incurred since December 2025 in the ordinary course of business consistent with past practice;

(c)    sold, transferred, leased to others or otherwise disposed of any of its assets (or committed to do any of the foregoing), or canceled, waived, released or otherwise compromised any debt or claim, or any right of significant value, except in the ordinary course of business consistent with past practice;
(d)    suffered any damage, destruction or loss (whether or not covered by insurance);
(e)    undertaken or committed to undertake any capital expenditures or capital additions or betterments for any single project or related series of projects other than (i) in the ordinary course of business consistent with past practice or (ii) those reflected on the Financial Statements;
(f)    decreased the amount of any reserves for doubtful accounts receivable or written down or written up the value of any equipment or other asset, except in the ordinary course of business consistent with past practice;
(g)    instituted any litigation or any Action before any Governmental Entity relating to the Business or Seller or any of its properties or assets;
(h)    other than in the ordinary course of business consistent with past practice, (i) increased the compensation levels, remuneration or the method of determining the compensation of Employees or any bonus payment or similar arrangement with or for the benefit of any such Employee, (ii) increased benefits expense to Seller, any payments made or declared into any profit-sharing, pension, or other retirement plan for the benefit of Employees, (iii) executed, implemented, amended or terminated any Seller Benefit Plan or other compensation agreement pertaining to any Employee or (iv) agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, share option or any other benefit relating to the profit or sales of Seller, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with employees;
(i)    made any change in its accounting policies or principles or the methods by which such principles are applied for financial accounting purposes including, without limitation, with respect to the payments of accounts payable and collections of accounts receivable;
(j)    made or changed any election concerning Taxes or Tax Returns, changed an annual accounting period, adopted or changed any accounting method, filed any amended return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes or obtained or entered into any Tax ruling, agreement, contract, understanding, arrangement or plan;
(k)    amended (including but not limited to granted price concessions under), terminated, waived or cancelled any Seller Contract or amended, terminated, waived or cancelled any right or claim it had under any such Seller Contract;
(l)    canceled any debts owed to it or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of its business consistent with past practice;
(m)    accelerated or delayed collection of accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected except in the ordinary course of its business consistent with past practice; or

(n)    delayed or accelerated payment of any account payable or other liability beyond or in advance of its due date or the date when such liability would have been paid except in the ordinary course of its business consistent with past practice.
(o)    entered into any material purchase commitments.
Section 2.9.    Litigation.
Except as set forth in Section 2.9 of the Seller Disclosure Schedule, (a) there are no Actions pending or, to the Knowledge of Seller, threatened against or involving Seller or any of its assets, rights or properties, or, to the Knowledge of Seller, any present or former officer, director, Member or employee of Seller in their capacity as such and (b) neither Seller nor any of its assets, rights properties, nor, to the Knowledge of Seller, any present or former officer, director, Member or employee of Seller in their capacity as such, is or are subject to any Order.
Section 2.10.    Contracts.
(a)    Section 2.10(a) of the Seller Disclosure Schedule sets forth a list of each Contract to which Seller is a party or by which it is bound as of the date of this Agreement (collectively, the “Seller Contracts”) and that are:
(i)    Contracts providing for severance, retention, change in control or other similar payments relating to the Employees;
(ii)    Contracts establishing any joint venture, partnership, strategic alliance, licensing arrangement, sharing of profits or other material collaboration;
(iii)    Contracts that limit, or purport to limit, the ability of Seller or, after the consummation of the transactions contemplated hereby, Buyer, to compete in any line of business or with any Person or in any geographic area or during any period of time or that require Seller or, after the consummation of the transactions contemplated hereby, Buyer, to deal exclusively with a given Person in respect of a given matter;
(iv)    Contracts for the sale of any Purchased Assets or the grant of any preferential rights to purchase any Purchased Assets or requiring the consent of any party to the transfer thereof;
(v)    Contracts related to an acquisition or sale of assets or other acquisition, divestiture, merger or similar transaction, in each case, involving consideration in excess of $5,000 and entered into during the five (5) years prior to the date hereof and containing representations, covenants, indemnities or other obligations that are still in effect;
(vi)    Contracts relating to the incurrence, assumption or guarantee of any Liability or imposing a Lien on any of the Purchased Assets, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(vii)    Contracts (or group of related contracts and accounts such as being under common management) currently in existence or actively serviced resulting in estimated revenues or receipts to Seller in excess of $5,000 annually or $5,000 in the aggregate;
(viii)    Contracts (or group of related contracts and accounts such as being under common management) currently in existence or invoices from repeat vendors actively serviced resulting in estimated accumulative annual payment obligations of more than $5,000 annually or $5,000 in the aggregate;
(ix)    royalty Contracts, licenses or any other Contracts relating to any Intellectual Property rights (excluding licenses pertaining to “off-the-shelf” commercially available Software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000);
(x)    Contracts with material vendors; and
(xi)    material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice.
(b)    Each Seller Contract is valid, binding and enforceable in accordance with its respective terms against Seller and, to the Knowledge of Seller with respect to each other party thereto; and each Seller Contract is in full force and effect (and will continue in full force and effect after giving effect to the sale of the Purchased Assets without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder or the accelerating of any obligations thereunder and without notice to, the consent, approval or act of, or the making of any filing with, any Person), subject to the Bankruptcy and Equity Exception, except to the extent that it has previously expired in accordance with its terms. Neither Seller nor, to the Knowledge of Seller, any counterparty to any Seller Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, or provide any basis for termination of, any Seller Contract. Except as set forth in Section 2.10(b) of the Seller Disclosure Schedules, no party to any Seller Contract has given Seller notice, orally or in writing, of its intention to cancel, terminate, change the scope of rights under, decrease its services or supplies to Seller or its usage of the services or products of Seller under, or fail to renew any Seller Contract and neither Seller nor any other party to any Seller Contract has repudiated in writing any provision thereof. To the Knowledge of Seller, Seller does not anticipate any termination or change to any Seller Contract as a result of the transactions contemplated hereby. Except as set forth in Section 2.10(b) of the Seller Disclosure Schedules, Seller is not currently renegotiating any Seller Contract or paying liquidated damages in lieu of performance thereunder except to the extent that it has previously expired in accordance with its terms and has been disclosed to Buyer pursuant to Section 2.10(c).
(c)    Seller has disclosed to Buyer each customer relationship in respect of which Seller is currently providing services under a Contract that has expired or is otherwise no longer in full force and effect, or without a current written Contract. With respect to each such customer relationship, Seller has disclosed to Buyer the material terms on which services are currently being provided and, to the Knowledge of Seller, there is no dispute with the applicable customer regarding the continued provision of such services or the terms applicable to such services.

(d)    Seller has furnished Buyer, prior to the date hereof, with true, correct and complete copies of each Seller Contract, to the extent such Contract exists and to the extent available, each together with all amendments, waivers or other changes thereto. Seller has otherwise disclosed to Buyer any missing Seller Contracts or otherwise has represented that services are being provided without a written contract.
Section 2.11.    Compliance with Laws; Permits.
(a)    Except as set forth on Section 2.11 of the Seller Disclosure Schedule, since December 31, 2021, (i) Seller is and has been in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations,(ii) no Action has been filed or commenced or, to the Knowledge of Seller, threatened, against Seller alleging any failure to so comply. Seller is not a party to, or bound by, any Order that is material.
(b)    Except as set forth on Section 2.11 of the Seller Disclosure Schedule, Seller has no Permits that are material to the conduct of the Business. No Permit is being transferred, assigned, or assumed under this Agreement.
(c)    No Action, Order or Law shall have been instituted or, to the Knowledge of Seller, threatened or proposed by any Governmental Entity that would materially or adversely impact the Business.
Section 2.12.    Real Property.
Seller does not own any real property used in the Business that is included in the Purchased Assets. No lease, sublease, license, occupancy agreement, security deposit, or other interest in real property is an Assumed Contract or Purchased Asset. Subject to Buyer’s reimbursement obligations under Section 5.10, Seller retains all obligations and liabilities relating to all real-property arrangements. Section 2.12 of the Seller Disclosure Schedule identifies each real-property arrangement used in connection with the Business and any limited transition access rights agreed by the Parties.
Section 2.13.    Intellectual Property.
(a)    Section 2.13(a)(i) of the Seller Disclosure Schedule sets forth a true and complete list of all registered and unregistered Intellectual Property that is owned by Seller and used in the operation of the Business (collectively, the “Owned IP”), including but not limited to: (i) for each Patent and Patent application, the Patent number or the Patent application number, as applicable; (ii) for each registered trademark and trademark application, the registration number or the trademark application serial number, as applicable, and the class of goods covered, along with all common law trademarks; (iii) for each registered copyright or copyright application, the registration number or the copyright application number, as applicable, as well as all common law copyrights; (iv) trade names; (v) registered Internet domain names; and (vi) social media sites. Except as set forth in Section 2.13(a)(ii) of the Seller Disclosure Schedule, Seller owns the entire right, title and interest to all Owned IP free and clear of all Liens and no Person (other than the Seller), including any current or former member, stockholder, officer, consultant, manager, employee or vendor of the Seller or any of its Affiliates, has any ownership claim to, ownership right (whether or not currently exercisable) to, ownership interest in, or exclusive rights to any improvements made to, any Owned IP. All renewal, application and other fees, and all other actions, required for the maintenance, registration or prosecution of any of the Owned IP prior to the Closing have been paid or taken off. Without limiting the generality of the foregoing, all assignments from Persons necessary or appropriate to vest ownership in the Seller of any Owned IP have been obtained and properly recorded. All of the Owned IP, the registrations and applications for registration of which are set forth on Section 2.13(a)(i) of the Seller Disclosure Schedule, are valid and in full force and effect. To the Knowledge of the Seller, all of the other rights within the Owned IP are valid and subsisting. The Seller is not subject to any Order that restricts or impairs the use of any Owned IP as currently used in the Business. All filings for the Owned IP are in good standing. Seller has not made any submission or suggestion to, and is not subject to any agreement with, any Person or standards body or other similar entity that would obligate the Seller or Buyer to grant licenses to any Person or otherwise impair or limit Seller’s control of any Intellectual Property.
(b)    Section 2.13(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property not owned by Seller and material or necessary to the conduct of the Business (the “Licensed IP”), together with all Contracts pursuant to which licenses of third party Intellectual Property are licensed to Seller (the “Transferred Licenses”). Seller has the right to use the Licensed IP free and clear of all Liens. The consummation of the transactions contemplated by this Agreement will not violate, result in the breach of, give rise to any right of modification, cancellation, termination, acceleration or suspension of, or require the authorization of, exemption by or consent of any Person under, any of the Transferred Licenses. Immediately following the Closing Date, the Buyer will be permitted to exercise all of the Seller’s rights under all Transferred Licenses, to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Seller would otherwise be required to pay had such transactions not occurred.
(c)    The Owned IP, together with the Licensed IP, include all of the Intellectual Property used in or necessary to the conduct of the Business as currently conducted, and is not subject to any Liens. Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby will result in the release, disclosure or delivery of any Owned IP or Licensed IP, by or to any escrow agent or other Person, or in the grant, assignment or transfer to any other Person of any license or other right to any Owned IP or Licensed IP, or in the termination or modification of (or right to terminate or modify) any Owned IP or Licensed IP.
(d)    No Actions (including oppositions, interferences, cancellations, litigations or other proceedings) or Orders are pending or, to the Knowledge of Seller, have been threatened in the last three years (including cease and desist letters or requests for a license) against Seller with regard to any Intellectual Property. The Seller has not received any opinion of counsel (whether internal or external, written or oral) relating to the patentability, infringement, validity or enforceability of any Owned IP. To the Knowledge of Seller, the operation of Seller’s business as currently conducted does not improperly use any Intellectual Property and does not infringe, misappropriate or violate the Intellectual Property of any other Person. To the Knowledge of Seller, no entity is infringing, misappropriating or otherwise violating any Intellectual Property used in the operation of the Business.
(e)    Seller has provided to Buyer with true, correct and complete copies of all Contracts relating to Intellectual Property used in the operation of the Business to which Seller is a party. There has not been any unauthorized disclosure of any third party Intellectual Property by Seller or its officers or employees. None of the products or services offered by, on behalf of, or through Seller (whether by sale, license or otherwise) has been, or is, falsely, incorrectly or improperly marked or mismarked with any Intellectual Property.

Section 2.14.    Privacy and Data Security.
Except as set forth in Section 2.14 of the Seller Disclosure Schedule, Seller is and has been in material compliance with all applicable Laws and material contractual obligations relating to privacy, data protection and information security. To the Knowledge of Seller, Seller has all rights and consents required under applicable Law to collect, use, disclose and transfer the Personal Information used in the Business, including in connection with the transactions contemplated by this Agreement. Seller has maintained commercially reasonable measures to protect such Personal Information and, to the Knowledge of Seller, has not experienced any material data breach, security incident or unauthorized access, use or disclosure of Personal Information that has not been disclosed to Buyer.
Section 2.15.    Tax Matters.
(a)    Except as set forth on Section 2.15 of the Seller Disclosure Schedules, the Company has:
(i)    duly and timely filed, or caused to be filed, in accordance with applicable law all Company Tax Returns required to be filed before the Closing Date, each of which is true, correct and complete in all material respects,
(ii)    duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Return) prior to the Closing Date, and
(iii)    properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, will become due, or, to the Knowledge of Seller, are claimed to be due or may become due with respect to any Pre-Closing Period or the portion thereof ending on the Closing Date.
(b)    No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.
(c)    No Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis. There is no actual or potential theory or circumstance (including, but not limited to, as a transferee or successor under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale, asset of or any activity conducted by any other Person. Except as set forth on Section 2.15 of the Seller Disclosure Schedule, the Company has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).
(d)    There is no Lien for any Tax upon any asset or property of the Company (except for any statutory lien for any Tax not yet due).
(e)    No Action is pending, or threatened in writing or proposed in writing with regard to any Company Tax or Company Tax Return. No event or circumstance has occurred that might result in any significant risk that any such Action will occur.
(f)    There is no modification, extension, or waiver of any statute of limitations applicable or relating to any Company Tax or any Company Tax Return that is still in effect, nor has any request been made in writing for any such modification, extension or waiver with respect to any Company Tax or Company Tax Return for which the statute of limitations remains open.
(g)    Any assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable law.
(h)    No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened to make a claim in writing for the payment of any Company Tax or the filing of any Company Tax Return.
(i)    The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable law) relating to any Company Tax. No private letter or other ruling or determination from any Governmental Entity relating to any Company Tax or Company Tax Return has ever been requested or received.
(j)    The Company is not a party to any contract, agreement or other arrangement that (i) results or could result in any amount that is not deductible under Code Section 162, Code Section 280G, or Code Section 404, or any similar provision of applicable law or (ii) is or could become subject to Code Section 409A or any similar provision of applicable law.
(k)    The Company is not nor has it ever been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(l)    The Company (i) does not have, and has never had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States, (ii) has never entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8, and (iii) has never transferred an intangible the transfer of which would be subject to the rules of Code Section 367(d).
(m)    No asset of the Company is (i) required to be treated as being owned by any other Person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions), (ii) subject to Code Section 168(g)(1)(A), or (iii) subject to a disqualified leaseback or long-term lease agreement as defined in Code Section 467.
(n)    The Company has not participated and is not participating in an international boycott within the meaning of Code Section 999.
(o)    Any adjustment of any Company Taxes made by the IRS, which adjustment is required to be reported to appropriate Governmental Authorities, has been so reported.
Section 2.16.    ERISA Compliance.
(a)    Section 2.16(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Seller Benefit Plans. Each Seller Benefit Plan has been administered in all respects in accordance with its terms. Seller (with respect to each Seller Benefit Plan) and each Seller Benefit Plan, are in compliance in all respects with the applicable provisions of ERISA, the Code, and all other applicable Laws.

(b)    Seller has made available to Buyer true, correct and complete copies of each Seller Benefit Plan and, to the extent applicable: (i) the most recent determination letter received from the IRS and any outstanding request for a determination letter; (ii) Forms 5500 for the three most recent plan years, including without limitation, all schedules thereto, all financial statements with attached opinions of independent accountants, and all actuarial reports; (iii) any written policies and/or procedures used in plan administration; (iv) current summary plan descriptions and any summaries of modifications; (v) any administrative service agreements, HIPAA business associate agreements, related trust agreements, annuity contracts and other funding instruments; (vi) with respect to any obligation relating to medical or other welfare benefits for retirees, any additional letters, memos, contracts or other written documentation relating to the obligation; (vii) with respect to each Seller Benefit Plan subject to Code Section 409A, any written policies and/or procedures used in plan administration; and (viii) any actuarial reports or funding statement prepared for any of the Seller Benefit Plans for the prior three (3) plan years.
(c)    All Seller Benefit Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Seller Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Seller has revocation been threatened) and to the Knowledge of Seller, no event has occurred since the date of the most recent determination letter relating to any such Seller Benefit Plan that would reasonably be expected to adversely affect the qualification of such Seller Benefit Plan or increase the costs relating thereto.
(d)    No Multiemployer Plan exists, and neither Seller nor any Commonly Controlled Entity with respect to Seller has any liability in connection with any multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA).
(e)    To the Knowledge of Seller, neither Seller nor any Commonly Controlled Entity has ever made any contributions to any pension benefit plan which is subject to the provisions of Title IV or otherwise has any liability under Title IV of ERISA. No condition exists that presents a risk to Seller or any Commonly Controlled Entity of incurring a liability under Title IV of ERISA. No event has occurred that would be reasonably expected to subject Seller or any Commonly Controlled Entity, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code, COBRA, HIPAA, or other applicable Laws, rules and regulations, and no such Tax, fine, Lien, penalty or other liability has been imposed. With respect to each Seller Benefit Plan, (i) there are no Actions by any Governmental Entity with respect to termination proceedings, (ii) there are no claims (except claims for benefits payable in the normal operation of the Seller Benefit Plans), suits or proceedings against or involving any Seller Benefit Plan or asserting any rights or claims to benefits under any Seller Benefit Plan that are pending, threatened or in progress, and (iii) to the Knowledge of Seller, there are not any facts that could give rise to any liability in the event of any such Action. Any employee and participant or other notices required by ERISA, HIPAA, COBRA, the Code, or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each Seller Benefit Plan has been appropriately and timely given.
(f)    Each Seller Benefit Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of Seller thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of Seller thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party. Each Seller Benefit Plan (including any Seller Benefit Plan covering former employees and retirees of Seller) may be amended or terminated by Buyer on or at any time after the Closing Date, without liability to Seller or Buyer. Seller has no liability or obligation to provide life, medical, or other welfare benefits to former or retired employees, other than under COBRA.
(g)    With respect to each Seller Benefit Plan, (i) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), and (ii) there has not occurred a reportable event (as such term is defined in Section 4043(c) of ERISA).
(h)    All contributions with respect to each Seller Benefit Plan for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Seller in accordance with past practice and the recommended contribution in the applicable actuarial report. All contributions to the Seller Benefit Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Seller Benefit Plans for policy years or other applicable policy periods ending on or before the Closing Date.
(i)    The Seller has not terminated or taken action to terminate (in whole or in part) any employee benefit plans as defined in ERISA Section 3(3).
(j)    None of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the Closing) will (i) entitle any current or former officer, employee, manager, consultant or contractor of Seller to severance or termination pay or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Seller Benefit Plan.
(k)    Seller is not a party to any nonqualified deferred compensation plan, as defined in Section 409A of the Code and the applicable Treasury Regulations promulgated thereunder. No Employee or former employee of Seller is or has been subject to any Tax or penalty under Section 409A of the Code in connection with any such nonqualified deferred compensation plan which would be subject to the adverse tax consequences imposed by Section 409A(a)(1) of the Code and the applicable Treasury Regulations promulgated thereunder. Seller will not be required to make any payments of any nature whatsoever to any Person on account of such Person having adverse tax consequences in connection with amounts payable under Section 409A of the Code.
(l)    Each person classified by Seller as an independent contractor satisfies and has satisfied the requirements of any applicable law to be so classified; Seller has fully and accurately reported such independent contractors’ compensation on IRS Forms 1099 when required to do so; and Seller has paid all independent contractors all monies due and owing to them. Seller has not misclassified any individual as an independent contractor or otherwise, as determined under applicable Law, for purposes of Seller Benefit Plans or for any other purpose.
(m)    The Cornerstone RPO 401(k) plan will be terminated effective no later than immediately before Closing in accordance with Section 5.5. Seller and the Members shall retain all liabilities relating to that plan, including its termination, amendment, administration, funding, distributions, filings, fiduciary obligations, corrective actions, and compliance with ERISA, the Code, and other applicable Laws.

Section 2.17.    Labor and Employment Matters.
(a)    Section 2.17(a) of the Seller Disclosure Schedule contains a list setting forth (i) the name, title, location, base salary or wages, bonus entitlement, annual vacation entitlement and accrued vacation of each present employee of Seller (the “Employees”) and (ii) any employee that is not working due to leave (other than approved vacation), short-or long-term disability or workers compensation claims (separately identifying as such and stating the reason for the leave, disability or claim). Section 2.17(a) of the Seller Disclosure Schedule identifies which of the Employees, as well as other consultants, agents and independent contractors, are covered by or subject to an employment, consulting, non-competition or severance agreement with Seller, and copies of all such agreements have been delivered to Buyer.
(b)    (i) None of the Employees is, or has ever been during the period of employment by Seller, represented by any labor union or covered by any collective bargaining agreement, (ii) to the Knowledge of Seller, there are no attempts of whatever kind and nature being made to organize any of the Employees and (iii) Seller has not (A) breached or otherwise failed to comply with any provision of any collective bargaining agreement, works council agreement or other labor union contract applicable to any of the Employees or (B) received written notice during the past three years from any Governmental Entity relating to or concerning any audit or investigation of Seller regarding any labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws, and to the Knowledge of Seller, no such audit or investigation is in progress or anticipated.
(c)    Seller is not delinquent in the payment of (i) any wages, salaries, commissions, bonuses or other compensation for all periods prior to the date hereof, or (ii) any amount which is due and payable to any state or state fund pursuant to any workers compensation statute, rule or regulation of any amount which is due and payable to any workers compensation claimant or any other party arising under or with respect to a claim that has been filed under any Law or administrative procedure. To the Knowledge of Seller, there is no reasonable basis for any claim by any Employee, candidate, or non-employee worker that they were subject to a wrongful discharge, or any employment discrimination or retaliation by Seller or its management, arising out of or relating to such individual’s race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic or activity under applicable Laws; and Seller has not breached any promises, agreements or understandings made to or with any Employee, candidate or non-employee worker.
(d)    Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of its Employees or non-employee workers at any time, for any lawful or no reason, without penalty or liability.
(e)    Seller is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits or social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice.
(f)    There are no personnel policies or work rules applicable to the Employees of Seller, other than policies and work rules set forth in employee manuals, true, correct and complete copies of which have previously been provided to Buyer.
(g)    Seller is in compliance with all Laws respecting labor, employment, employment practices and employment eligibility, including, but not limited to, Laws prohibiting discrimination in employment,

and Laws regulating terms and conditions of employment, wages and hours, equal opportunity, immigration, occupational safety and health, collective bargaining, the classification of service providers as employees and/or independent contractors, and the payment of social security and other Taxes.
(h)    Seller has not received any correspondence from the Social Security Administration, IRS or any agency with the U.S. Department of Homeland Security regarding any Employee or Employee Social Security Number.
Section 2.18.    Environmental Matters.
(a)    Except for the matters set forth in Section 2.18 of the Seller Disclosure Schedule:
(i)    To the Seller’s Knowledge, Seller possesses all Environmental Permits currently required under applicable Environmental Laws to operate its business, and within applicable statutes of limitation, has been in compliance with the terms and conditions of such Environmental Permits, and Seller has not received written notice that any Environmental Permits possessed by Seller will be revoked or suspended or will not be renewed;
(ii)    To the Seller’s Knowledge, the execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not require any notification, registration, reporting, filing, investigation or remediation under any Environmental Law;
(iii)    To the Seller’s Knowledge, Seller is currently in compliance, and within applicable statutes of limitation, has been in compliance, with all applicable Environmental Laws; (A) Seller has not received notice of any Action and is not subject to any Order that is open, pending, unresolved, or, to the Knowledge of Seller, threatened under any Environmental Law against Seller, and (B), neither Seller nor Seller’s predecessor in interest, to the Knowledge of Seller, have any actual or potential liability under any Environmental Law that has not been resolved, including but not limited to any liability that Seller may have retained or assumed either contractually or by operation of law;
(iv)    no property or facility currently owned, operated or leased by Seller or any predecessor in interest, to the Knowledge of Seller, is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or on any comparable foreign or state list established under any Environmental Law;
(v)    (A) Except as disclosed in Discloser Schedule 2.18(vi), there has been no Release of any Hazardous Material generated, used, owned, stored or controlled by Seller or any predecessor in interest, to the Knowledge of Seller, on, at, or under any property presently owned, leased or operated by Seller or the property of any other Person, and (B) there are no Hazardous Materials located in, at, on, or under such facility or property, or at any other location (including, without limitation, any location where Seller has conducted the Business) to the Knowledge of Seller, in either case (A) or (B) that could reasonably be expected to require investigation, removal, remedial or corrective action by Seller or that would reasonably be likely to result in liabilities of, or losses, damages or costs (including, response costs, corrective action costs, damages for personal injury or property damage, or natural resource damages) to Seller under any Environmental Law;
(vi)    To the Seller’s Knowledge, no Lien has been recorded against any properties, assets or facilities owned or leased by Seller or at any location at which Seller has conducted the Business based upon any applicable Environmental Law or for costs incurred in response to any Release of Hazardous Substances; and
(vii)    (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility owned, leased or operated by Seller except in compliance with Environmental Laws, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under such facility except in compliance with applicable Environmental Laws.
(viii)    Seller has provided to Buyer and its authorized representatives all records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data in the possession of Seller concerning the existence of Hazardous Materials or any other environmental concern at properties, assets and facilities currently or formerly owned, operated or leased by Seller, or concerning compliance by Seller with, or liability under, any Environmental Laws.
Section 2.19.    Customers and Suppliers.
Seller is not required to provide bonding or any other security arrangements in connection with any transactions with any of its customers or suppliers. Section 2.19 of the Seller Disclosure Schedule sets forth for Seller, with respect to the calendar years ended December 31, 2025 and 2024 and the nine months ended September 30, 2026, a true, correct and complete list of all customers (or related group of customers) and all suppliers (or related group of suppliers) of Seller, based on the aggregate sales or purchases, as applicable, for the fiscal year ended December 31, 2025 and 2024 and the nine months ended September 30, 2026, respectively (collectively, the “Material Customers and Suppliers”). Since December 31, 2025, (i) except as set forth in Section 2.19(i) of the Seller Disclosure Schedule, there has not been, and there is not currently pending, any dispute between the Company and any such Material Customer or Supplier; (ii) no Material Customer or Supplier has provided written notice that it intends to, and the Seller has no reason to believe of any Material Customer’s or Supplier’s intent to, terminate any agreement with the Seller or materially or adversely alter its relationship with the Seller or the Business; and (iii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not adversely affect the business relationship heretofore maintained by the Seller with any such Material Customer or Supplier.
Section 2.20.    Letters of Credit and Powers of Attorney.
Section 2.20 of the Seller Disclosure Schedule lists (a) to the extent not included in the Purchased Assets, all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of Seller (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto,(b) to the extent remaining outstanding after the Closing, all letters of credit issued by financial institutions for the account of Seller (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of Seller. Seller has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.20 of the Seller Disclosure Schedule.
Section 2.21.    Affiliate Transactions.
(a)    Except as set forth in Section 2.21 of the Seller Disclosure Schedule, (i) there are no existing Contracts, transactions, Indebtedness or other arrangements, or any related series thereof, between Seller on the one hand, and any of the directors, officers, Members or other Affiliates of Seller, or any of their respective Affiliates or family members, on the other hand (except for (A) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses in the ordinary course of business consistent with past practice and (B) any Seller Benefit Plan covering such person) and (ii) each of the Contracts, transactions, Indebtedness or other arrangements described in clause (i) was entered into in the ordinary course of business consistent with past practice, on commercially reasonable terms and conditions that are no less favorable to Seller or its Affiliates than arm’s length terms and can be terminated without penalty or liability to Seller. At or prior to the Closing, all such Contracts, transactions, Indebtedness and other arrangements set forth on Section 2.21 of the Seller Disclosure Schedule shall be terminated (except for (1) amounts due on normal salaries and bonuses and in reimbursement of ordinary expenses and (2) any Seller Benefit Plan covering such person) without any liability or obligation of Seller. No Employee or equity holder of Seller, or any of their respective relatives or spouses, is the direct or indirect owner of an interest in any Person which is a present competitor, supplier or customer of Seller (other than non-affiliated holdings in publicly-held companies).
(b)    Except as set forth in Section 2.21(b) of the Seller Disclosure Schedule, no owner, equity holder, officer, Employee, agent or director of Seller or its Affiliates has any interest in Real Property, Intellectual Property or other property of Seller.
Section 2.22.    Insurance.
Section 2.22 of the Seller Disclosure Schedule sets forth separately for Seller: (a) the policies of insurance presently in force and, without restricting the generality of the foregoing, those covering Seller’s personnel, properties, buildings, machinery, equipment, furniture, fixtures and operations, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, limits of liability and annual premium; (b) Seller’s Losses, by year and by type of coverage, for the past three (3) years based on information received from Seller’s insurance carrier(s); (c) all outstanding insurance claims by Seller for damage to or Loss of property or income which have been referred to insurers or which Seller believes to be covered by commercial insurance; and (d) any agreements, arrangements or commitments by or relating to Seller under which Seller indemnifies any other Person or is required to carry insurance for the benefit of any other Person. True, correct and complete copies of all such policies of insurance have been provided to Buyer. Seller shall keep such insurance or comparable insurance in full force and effect through the Closing Date. Seller has complied in all respects with each such insurance policy to which it is a party and has not failed to give any notice or present any claim thereunder in a due and timely manner. The full policy limits (subject to deductibles provided in such policies) are available and unimpaired under each such policy and no insurer under any of such policies has a basis to void such policy on grounds of non-disclosure on the part of Seller thereunder. Each such policy is in full force and effect and will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement. In addition to and not in limitation of the foregoing, Section 2.22 of the Seller Disclosure Schedule contains the current annual premium paid by Seller for its officers’ and directors’ liability insurance and the insurance carrier providing such insurance and the dates through which each such premium is paid.
Section 2.23.    Accounts Receivable.
All Closing Receivables of Seller are properly included in the Financial Statements in accordance with GAAP. The accounts receivable appearing on the Reference Balance Sheet and all customer accounts receivable created since the date thereof through the Closing Date (collectively, the “Receivables”) represent and will represent valid obligations owing to Seller and Buyer in accordance with Section 1 and, to the Knowledge of Seller, are fully collectible by Seller, subject to the reserve for doubtful accounts appearing on the Reference Balance Sheet, if any and are not subject to any counterclaims or setoffs. All Closing Receivables and all trade accounts payable of Seller have arisen from bona fide transactions in the ordinary course of business consistent with past practice. The reserve for doubtful accounts, if any, established by Seller is adequate and consistent with the operation of Seller’s business in the ordinary course of business consistent with past practice. All Closing Receivables are owned by Seller free and clear of all Liens.
Section 2.24.    Products and Services.
(a)    All of (i) the products sold, leased, and delivered by Seller and (ii) the services sold and delivered by Seller, have conformed in all material respects with all applicable contractual commitments, and, to the Knowledge of Seller, Seller does not have any material liability, damage, loss or claim (and to the Knowledge of Seller there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any material liability, damage, loss or claim) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for warranty claims set forth in the Reference Balance Sheet (and, for the avoidance of doubt, not merely in the notes thereto) as adjusted for the passage of time and the operations and transactions of the Business through the Closing Date in the ordinary course of business consistent with past practice. No (A) product sold, leased, or delivered by Seller or (B) service sold or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond (1) the applicable standard terms and conditions of sale or lease (which have been provided to Buyer) or (2) any extended warranty/service and maintenance agreements.
(b)    Seller does not have any material liability, damage, loss or claim (and to the Knowledge of Seller there is no valid basis for any present or future Action against Seller that, if adversely determined, would give rise to any material liability, damage, loss or claim) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller or any service sold or delivered by Seller.
Section 2.25.    Guaranties.
Seller is not a guarantor or otherwise responsible for any liability, damage, loss, claim or obligation (including Indebtedness) of any other Person.
Section 2.26.    Absence of Restrictions on Business Activities.
There is no Contract or Order binding upon Seller or any of its properties, rights or assets which has or could reasonably be expected to have the effect of prohibiting or impairing the Purchased Assets or the Business as to be conducted immediately following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. The consummation of the transactions contemplated by this

Agreement and the Ancillary Agreements will not result in the granting by Buyer or any of its Affiliates of any additional rights or licenses to any Intellectual Property to a third party (including any covenant not to sue). Seller has not agreed with any third party to any non-competition, non-solicitation, standstill or similar restriction on their respective businesses. Seller has not granted any exclusive rights of any kind.
Section 2.27.    Brokers and Other Advisors.
Except as set forth in Section 2.27 of the Seller Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Seller or any of its Affiliates.
Section 2.28.    Fixed Assets.
(a)    Section 2.28(a)(i) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all machinery, transportation equipment, forklifts, vehicles, tools, equipment, furnishings, and fixtures owned by the Seller, with a description of the nature and amount of any Liens thereon (collectively, the “Owned Fixed Assets”). Section 2.28(a)(ii) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all machinery, transportation equipment, forklifts, vehicles, tools, equipment, furnishings, and fixtures leased or subject to a contract of purchase and sale, or lease commitment, by the Seller, with a description of the nature and amount of any Liens thereon (collectively, the “Licensed Fixed Assets” and, together with the Owned Fixed Assets, the “Fixed Assets”). Except as set forth on Section 2.28(a)(iii) of the Seller Disclosure Schedule, to the Knowledge of Seller, all Fixed Assets of the Seller, are (i) in good operating and serviceable condition (subject, in each case, to normal wear and tear and obsolescence; provided, that the foregoing wear, tear and obsolescence shall not disrupt the Business as presently being conducted), (ii) in a state of good maintenance and repair, ordinary wear and tear excepted, and is free from any known defects except as may be repaired by routine maintenance, and (iii) suitable for the uses for which they are intended and currently being used.
(b)    At the Closing, the Seller shall have good, valid and indefeasible title to each of the Owned Fixed Assets, and the valid and enforceable right to receive and/or use each of the Fixed Assets, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title, other than Permitted Encumbrances.
(c)    Section 2.28(c) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all leases of personal property involving annual payments in excess of $1,000 dollars (“Personal Property Leases”). Seller has delivered or otherwise made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
(d)    Seller has a valid leasehold interest under each of the Personal Property Leases which is an Assumed Contract under which it is a lessee. Seller is not in default under or material breach of any such Personal Property Lease, and Seller has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of such Personal Property Leases and to the Knowledge of Seller, no other party is in default thereof, and no party to such Personal Property Leases has exercised any termination rights with respect thereto.

Section 2.29.    No Other Representations.
Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (as modified by the Seller Disclosure Schedule), neither Seller nor any Member makes any representation or warranty, express or implied, at law or in equity, with respect to Seller, the Business, the Purchased Assets, the Assumed Liabilities, or any other matter, and Buyer is not relying on any representation or warranty other than those expressly set forth in this Agreement. Buyer further acknowledges that neither Seller, any Member, nor any of their respective Affiliates or Representatives has made any representation or warranty regarding the accuracy, reliability, or completeness of any projections, forecasts, estimates, or budgets, and Buyer is not relying thereon.
ARTICLE III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE MEMBERS
Each Member hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.1.    Authority.
The Members have the legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the applicable Ancillary Agreements by the Members and the consummation by the Member of the transactions contemplated by this Agreement and the applicable Ancillary Agreements have been duly authorized by all necessary action on the part of the Member and no other proceedings on the part of the Member are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by the Member and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 3.2.    Noncontravention; Governmental Approval.
(a)    The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Member do not and will not, and the consummation by such Member of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by such Member with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Seller under, or require any consent or approval by, or any notice to, any person under, (i) any Contract to which such Member is a party or any of its properties, rights or assets is subject or (ii) any (A) Law applicable to such Member or any of its properties, rights or assets or (B) Order applicable to such Member or its properties, rights or assets.

(b)    No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Member in connection with the execution, delivery and performance by such Member of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.
Section 3.3.    Brokers and Other Advisors.
No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Member or any of its Affiliates that Buyer would be liable for in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 3.4.    No Other Representations.
Buyer acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, no Member makes any representation or warranty, express or implied, at law or in equity, with respect to such Member, such Member’s Membership Interests, the Business, the Purchased Assets, the Assumed Liabilities, or any other matter, and Buyer is not relying on any representation or warranty other than those expressly set forth in this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO BUYER
Buyer (and, solely with respect to Section 4.6, Star) hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:
Section 4.1.    Organization, Standing and Power.
Buyer has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the State of Pennsylvania and has all requisite power and authority necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 4.2.    Authority.
Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered, each of the Ancillary Agreements will have been, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitutes (and in the case of the Ancillary Agreements, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3.    Noncontravention; Governmental Approval.
(a)    The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not, and the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance by Buyer with the provisions of this Agreement and the Ancillary Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or assets of Buyer under, or require any consent or approval by, or any notice to, any person under, (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or any of its properties, rights or assets is subject or (iii) any (1) Law applicable to Buyer or any of its properties, rights or assets or (2) Order applicable to Buyer or its properties, rights or assets.
(b)    No consent, approval, license, permit, order, qualification or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.
Section 4.4.    Brokers and Other Advisors.
No broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
Section 4.5.    Sufficient Funds; Solvency.
Buyer has, and at Closing will have, sufficient cash, available lines of credit, or other sources of immediately available funds to enable them to pay the Closing Cash Consideration, to fund the Escrow Amount, and to timely pay all earned and deferred amounts when due under this Agreement, including all Cash Over Time Consideration, Lift and Shift Consideration, and Earnout Consideration, without reliance on any financing contingency. Buyer is solvent, is able to pay its respective debts as they become due, and, after giving effect to the transactions contemplated by this Agreement, will not be rendered insolvent or unable to pay their debts as they mature.
Section 4.6.    Preferred Stock.
Star has all necessary corporate power and authority to issue the Preferred Stock to Seller as contemplated by Section 1.11(h). The Preferred Stock, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of all Liens; but the Preferred Stock is subject to all state and federal rules and restrictions, including but not limited to those promulgated under the Securities Act . The Preferred Stock is listed on the Nasdaq Stock Market, and Star is not aware of any facts or circumstances that would reasonably be expected to result in delisting of the Preferred Stock during the twelve (12) months following the date of this Agreement. Star is current in all filings required to be made by it under the Securities Exchange Act of 1934 (“Securities Act”), as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

ARTICLE V
COVENANTS
Section 5.1.    Further Assurances.
At any time or from time to time after the Closing, at the request of Buyer and without further consideration, Seller agrees to execute and deliver to Buyer any further documents or instruments and perform any further acts that may reasonably be deemed necessary, appropriate or advisable by Buyer to vest, record, perfect, support and/or confirm the rights herein conveyed, or intended so to be, with respect to any of the Purchased Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of such rights by the Seller as otherwise set forth in this Agreement.
Section 5.2.    Public Announcements.
Employee and Client Communications. Before Closing, Buyer, Seller, and the Members shall cooperate in good faith to develop a coordinated communications plan addressing the messaging, timing, and sequencing of announcements to employees, clients, suppliers, and other stakeholders concerning the Contemplated Transactions and transition to HTS. Except as required by Law, Nasdaq or other securities-exchange rules, or a binding contractual obligation, neither Party shall issue a press release, make a public announcement, or make an external employee or client communication relating to the Contemplated Transactions without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. If disclosure is required, the disclosing Party shall, to the extent legally permitted, provide reasonable advance notice and a reasonable opportunity to comment.
Section 5.3.    Taxes.
(a)    All transfer, documentary, sales, use, stamp, registration, conveyance and other similar Taxes, and all governmental conveyance fees, imposed on or arising from the transfer of the Purchased Assets (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. For the avoidance of doubt, Transfer Taxes do not include any income, gains or similar Taxes imposed on Seller or the Members with respect to the proceeds of the transactions contemplated by this Agreement, which shall be borne by Seller. Buyer shall bear all recording and filing charges payable to record or file instruments transferring the Purchased Assets to Buyer; provided, however, Seller shall bear all recording and filing charges incurred to release or discharge any Liens required to be released or discharged by Seller under this Agreement. Seller will file all necessary Company Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates (if applicable) to, join in the execution of any such Company Tax Returns and other documentation.
(b)    Any Tax sharing or similar agreement with respect to or involving the Company shall be terminated as of the Closing Date, without liability to any party and shall have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement shall be cancelled as of the Closing Date.
(c)    Buyer shall file, or cause to be filed, all Tax Returns for Straddle Periods that are first required to be filed after the Closing Date. If any such Tax Return relates, in whole or in part, to a Pre-Closing Period or any portion thereof or might have the effect of increasing the amount of Taxes with respect to a Pre-Closing Period, then at least ten (10) business days before filing such Tax Return, Buyer shall provide a draft of such Tax Return for Seller’s review and comment. Seller will have five (5) business days to provide any comments on such Tax Return to Buyer in writing. Buyer shall incorporate any reasonable comments from Seller to such Tax Return before filing such Tax Return unless required otherwise by applicable Law. Notwithstanding the preceding provisions of this Section 5.3(c), Seller shall file, or cause to be filed, all income Tax Returns of the Company and all other Tax Returns of the Company, other than Tax Returns related to the purchased assets for Straddle Periods, required to be filed on, before, or after the Closing Date and pay all Taxes shown as due and owing on such Tax Returns.
Section 5.4.    Non-Competition; Non-Solicitation; Non-Interference.
(a)    For a period of four (4) years from the Closing Date and within a fifty (50) mile radius of anywhere Business is performed as of the Closing Date including virtual performance, none of Seller or the Members shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its Subsidiaries or Affiliates, and Seller and the Members shall cause its Affiliates not to, directly or indirectly, (i) establish, own, manage, operate, control, acquire, finance, invest in or otherwise engage or participate in any business, operation or activity that competes with or is substantially similar to the Business (a “Competing Business”), (ii) enter the employ of, or render any personal services to or for the benefit of, or act as an agent or representative of, or receive remuneration in the form of salary, commissions or otherwise from, any entity which is engaged in a Competing Business or (iii) disclose any non-public information regarding the Business to a Competing Business, or use such information for the benefit of a Competing Business, provided, however, that the Seller, the Members and their Affiliates may own, directly or indirectly, solely as a passive investment, securities of any business traded on any national securities exchange, provided the Seller, the Members or any such Affiliate is not a controlling person of, or a member of a group that controls, such business and further provided that Seller or the Members or its Affiliates do not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business.
(b)    For a period of four (4) years from the Closing Date, without the prior written consent of Buyer, none of Seller or the Members shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and the Members shall cause its Affiliates not to, directly or indirectly, (i) hire, employ or otherwise engage the services of any employee of Seller that remains in the active employment of Buyer or its Subsidiaries (the “Continuing Employees”) or (ii) induce, solicit, recruit or encourage any Continuing Employee to leave the employ of Buyer or its Subsidiaries (or any successor (including by merger) to Buyer or any of its Subsidiaries (a “Successor”)), as applicable, or violate the terms of his or her contract or any other employment arrangement with such employer; provided, that nothing in this Section 5.4(b) shall prohibit Seller or the Members from engaging in general solicitations to the public or general advertising not targeted at employees of Buyer or any of its Subsidiaries (or any Successor).
(c)    For a period of four (4) years from the Closing Date, none of Seller or the Members shall, acting individually or as an owner, shareholder, member, partner, employee, or independent contractor of any Person other than Buyer or one of its subsidiaries or Affiliates, and Seller and the Members shall cause its Affiliates not to, directly or indirectly, (i) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the customers of the Business who were customers within the twelve (12) month period prior to the Closing, (ii) interfere with the relationship between Buyer or any of its Subsidiaries (or any Successor) and any of the suppliers of the Business who were suppliers within the twelve (12) month period prior to the Closing or (iii) solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customers of the Business who were customers within the twelve (12) month period prior to the Closing, or any potential customers of the Business who were being actively solicited by Seller within the twelve (12) month period prior to the Closing.
(d)    The Parties hereto acknowledge that the covenants set forth in this Section 5.4 are an essential element of this Agreement and that, but for these covenants, the Parties hereto would not have entered into this Agreement. The Parties hereto acknowledge that, except as set forth herein, this Section 5.4 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.
(e)    It is the intention of the Parties hereto that if any of the restrictions or covenants contained in this Section 5.4 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be held to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under any applicable Law, if modified, a court of competent jurisdiction shall construe and interpret or modify this Section 5.4 to provide for a covenant having the maximum enforceable geographic area, time period and scope (not greater than those contained in this Section 5.4) that would be valid and enforceable under such applicable Law.
Section 5.5.    Transferred Employees; Management; Benefit Transition
(a)    As a condition to Buyer’s obligation to close, Rodney Ashby and David Kenworthy shall each execute and deliver written offers of employment in forms approved by HTS, Star, or another Buyer Affiliate, effective as of Closing.
(b)    HTS shall offer employment to each employee of Seller identified on Schedule 5.5(a) (each, a “Transferred Employee”), effective as of Closing or another date specified by Buyer. Each Transferred Employee who accepts such offer will be eligible to participate in employee benefit plans and programs generally made available by HTS to similarly situated employees, including HTS’s 401(k) plan, in each case subject to the terms and conditions of such plans and applicable Law. Nothing in this Agreement requires Buyer or an Affiliate to maintain any particular plan, benefit level, or benefit program.
(c)    Seller and the Members shall terminate the Cornerstone RPO 401(k) plan effective no later than immediately before Closing and shall take all actions necessary to effect the termination, including required resolutions, amendments, notices, filings, contributions, distributions, and corrective actions. Seller and the Members retain all liabilities relating to the Cornerstone RPO 401(k) plan, whether arising before, on, or after Closing.
(d)    Seller remains solely responsible for all compensation, benefits, wages, payroll Taxes, vacation, paid time off, bonuses, commissions, severance, and other employment-related liabilities arising out of or relating to services performed, or any fact, event, omission, practice, arrangement or employment relationship existing or occurring, on or before Closing, whether such liability is asserted before, on or after Closing. HTS shall be responsible for compensation and benefit obligations attributable to services actually performed for HTS after the applicable Transferred Employee accepts a written offer of employment from HTS and commences employment with HTS, except to the extent constituting an Excluded Liability.

Section 5.6.    Regulatory and Other Authorizations; Notices and Consents.
Regulatory and Other Authorizations; Notices and Consents. The Parties shall use commercially reasonable efforts to obtain the required third-party consents and provide notices identified on Schedule 1.12. The Parties acknowledge that client relationships and customer contracts may be transitioned after Closing through the Lift and Shift process under Section 1.7. No Party is required to make an unapproved material payment, concession, liability assumption, amendment, price adjustment, or other accommodation to obtain a consent.
Section 5.7.    Name Change.
Upon the Closing but in no event later than December 31, 2026 the Closing, Seller hereby irrevocably authorizes Buyer to file the organizational amendment with the Secretary of State of the Commonwealth of Virginia and in each state in which Seller is qualified to do business on Seller’s behalf. Furthermore, after the Closing, except as provided for herein this Section 5.7, Seller shall discontinue the use of its current name (and any other tradenames currently utilized by Seller) and shall not subsequently change its name to or otherwise use or employ any name that includes the words “Cornerstone” or “RPO” or any variation thereof, without the prior written consent of Buyer. From and after the Closing, Seller covenants and agrees not to use or otherwise employ any of the trade names, corporate names, dba’s or similar Intellectual Property rights utilized by Seller in the conduct of the Business, which rights are included in the Purchased Assets purchased hereunder; provided that Seller may continue to use its current name solely to collect the Closing Receivables, to perform customer contracts pending their transfer under Section 1.12, and to wind up its affairs.
Section 5.8.    Post-Closing Cooperation.
For a period of one (1) year after the Closing, upon reasonable advance notice and during normal business hours, Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other Representatives to cooperate reasonably with Buyer and its Representatives in connection with the Buyer’s year-end audits, the transfer of Assumed Contracts to the Buyer, and the preparation of any reports required to be filed with the Securities and Exchange Commission or otherwise by Buyer or its Affiliates, including, without limitation, providing any management representation letters reasonably requested by Buyer; provided that Seller shall not be required to incur any additional fees, expenses or personal liability (other than for fraud or gross negligence) in order to comply with this Section.
Section 5.9.    Confidentiality Agreement.
The confidentiality agreement entered into by the Parties on or about July 17, 2025 (the “Confidentiality Agreement”) remains in full force and effect in accordance with its terms, except to the extent expressly superseded by this Agreement. In the event of an irreconcilable conflict between this Agreement and the Confidentiality Agreement regarding post-Closing confidentiality obligations, this Agreement controls.
Section 5.10.    Premises Rent Reimbursement.
Notwithstanding that the lease for the premises identified in Section 2.12 of the Seller Disclosure Schedule (the “Premises Lease”) is not an Assumed Contract or a Purchased Asset, and that Seller’s obligations to the landlord under the Premises Lease remain an Excluded Liability, from and after the Closing Date through the expiration of the current term of the Premises Lease (without giving effect to any renewal or extension not approved in writing by Buyer), Buyer shall reimburse Seller for all base rent, additional rent, common area maintenance charges, real estate taxes, and other charges payable by Seller under the Premises Lease for the remainder of the term of such lease up to a thousand dollars ($1,000) a month (the “Rent Reimbursement”), whether or not Buyer or any of its Affiliates occupies or uses the premises. To the extent Buyer or any of its Affiliates occupies or uses the premises, Buyer shall at all times maintain commercial general liability insurance covering its use and occupancy of the premises and shall list Seller as an additional insured on such policy, and Buyer will provide Seller with a certificate of insurance as and when requested by Seller. If Buyer or any of its employees, including the Members as employees of Buyer uses the property for Buyers purposes, the Premises may be treated as an office of the Buyer, if so treated Members and Seller agree to abide by all internal security and compliance policies of the Buyer as may be deemed necessary from time-to-time. Buyer shall pay each Rent Reimbursement to Seller by wire transfer of immediately available funds no later than five (5) Business Days before the date the corresponding payment is due under the Premises Lease, and any amount for a partial month shall be prorated on a daily basis. The Rent Reimbursement is an obligation of Buyer under this Agreement, is not Purchase Price, and is not subject to setoff under Section 1.8(c) or Section 6.8. Seller shall not amend the Premises Lease in any manner that increases the amounts payable thereunder without Buyer’s prior written consent. All contracts related to the Premises Lease between the Seller and the owner, proper management, or person with similar rights shall be set forth in Section 2.12 of the Seller Disclosure Schedule.
ARTICLE VI
INDEMNIFICATION
Section 6.1.    Survival.
(a)    The representations and warranties of Seller, the Members, and Buyer shall survive the Closing until the first anniversary of the Closing Date; provided that (i) the Fundamental Representations survive until sixty (60) days after the expiration of the applicable statute of limitations and (ii) fraud claims survive to the fullest extent permitted by applicable Law. Covenants and agreements that by their terms are to be performed after Closing survive until fully performed or satisfied.
(b)    “Fundamental Representations” means the representations and warranties in Sections 2.1 (Organization), 2.2 (Authority), 2.3 (Title), and 2.15 (Tax) of Article II, Sections 3.1 (Authority) and 3.2 (Noncontravention) of Article III, and Sections 4.1 (Organization) and 4.2 (Authority) of Article IV, together with any other representation expressly designated in this Agreement as a Fundamental Representation.
Section 6.2    Indemnification by Seller and the Members.
(a)    Subject to this Article VI, Seller and the Members, jointly and severally, shall indemnify, defend, and hold harmless Buyer, HTS, their respective Affiliates, and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses arising out of or resulting from: (i) a breach of any representation or warranty of Seller set forth in Article II in this Agreement or a certificate delivered under this Agreement; (ii) a breach of any covenant or agreement of Seller under this Agreement; (iii) any Excluded Liability; (iv) fraud by Seller or a Member in connection with this Agreement or the Contemplated Transactions; and (v) any liability arising from or relating to the Cornerstone RPO 401(k) plan. In addition to, and without limiting, the joint and several obligations of Seller and the Members under clauses (i) through (v) above, each Member shall, severally and not jointly with any other Member, indemnify, defend, and hold harmless the Buyer Indemnified Parties from and against all Losses arising out of or resulting from (A) any breach of any representation or warranty made by such Member individually in Article III of this Agreement or in any certificate delivered by such Member under this Agreement, or (B) any breach by such Member of any covenant or agreement expressly undertaken by such Member in such Member’s individual capacity under this Agreement. For the avoidance of doubt, the several liability provided in this sentence applies only to the individual obligations described in clauses (A) and (B) and does not limit or otherwise affect the joint and several liability of Seller and each Member under clauses (i) through (v) above, including where the same facts or circumstances also give rise to a claim under clause (A) or (B).
(b)    Except in the case of fraud, the Buyer Indemnified Parties’ remedy for Losses arising from a breach of a representation or warranty, including but not limited to any claim under Section 6.2(a), including breach of a Fundamental Representation, shall be first from the Escrow Account, and Buyer shall exhaust the Escrow Account before pursuing recovery against any other component of the Purchase Price or directly against Seller or the Members. Following exhaustion of the Escrow Account, recovery shall be against Cash Over Time Consideration second (to the extent such amounts have fallen due under the Cash Over Time Note), Lift and Shift Consideration third (to the extent earned and due the Seller), Earnout Consideration fourth (to the extent earned), and lastly from Seller and the Members directly. Buyer shall not be required to exhaust the Cash Over Time Consideration source of recovery unless such amounts have fallen due under the Cash Over Time Note or the Contingent Payment sources of recovery before it has been earned or credited to the Seller.
(c)    Other than Losses arising from breach of a Fundamental Representation, fraud, or for breach of a covenant required to be performed after Closing, indemnification of Buyer Indemnified Parties is subject to (i) an aggregate deductible basket of Seven Thousand Five Hundred Dollars ($7,500) (the “Basket”), and Buyer may not recover until aggregate qualifying Losses exceed the Basket, at which point Buyer may recover all such Losses from dollar one, and (ii) an aggregate cap of Two Hundred Fifty Thousand Dollars ($250,000). Liability for breach of Fundamental Representations shall be capped at the portion of the Purchase Price actually received by Seller, plus any amounts that would have been received but for offsets permitted under this Agreement, plus any amount of unpaid Continent Payments to the extent the cause of the non-payment of the Continent Payments was due to the Seller’s own actions or inactions.
(d)    Notwithstanding anything to the contrary contained herein, in no event shall the rights of the Buyer Indemnified Parties under Section 6.2 be limited by any constructive or imputed knowledge of the Buyer Indemnified Parties unless such knowledge is provided for within this Agreement and supporting Disclosure Schedules.
Section 6.3    Escrow.
(a)    At Closing, Buyer shall deposit $100,000 (the “Escrow Amount”) into the Escrow Account. The Escrow Amount is funded out of, and not in addition to, the Closing Cash Consideration. The Escrow Amount is the initial source of recovery for general indemnification claims.
(b)    On the first anniversary of the Closing Date, Buyer shall release to Seller of all funds then remaining in the Escrow Account, except the amount reasonably determined in good faith to be necessary to satisfy a properly asserted, unresolved Claim Notice delivered before that date (the “Claim Reserve”). Within five (5) Business Days after such claim has been finally determined by mutual written agreement of the Parties or by a final, non-appealable order of a court of competent jurisdiction, Buyer shall direct the bank to disburse the applicable Claim Reserve amount to the Seller if so entitled to it.

(c)    A “Claim Notice” is a written notice delivered by a Buyer Indemnified Party to the Member Representative before the first anniversary of the Closing Date that: (i) identifies the factual basis of the claim with reasonable specificity; (ii) identifies the applicable provision of this Agreement; (iii) includes a good-faith estimate of the Losses if reasonably determinable; and (iv) states that the Buyer Indemnified Party seeks recovery from the Escrow Account. Failure to provide an estimate does not invalidate a Claim Notice if Losses cannot then reasonably be estimated and the Claim Notice states that fact.
(d)    The Member Representative may dispute a Claim Notice by delivering a written objection to Buyer within thirty (30) days after receipt, specifying the basis for objection in reasonable detail. If no timely objection is delivered, the claim is deemed finally resolved in favor of the Buyer Indemnified Party for the amount claimed. If timely disputed, the Parties shall negotiate in good faith for thirty (30) days; if unresolved, either Party may pursue the dispute-resolution procedures under Section 7.10. The applicable Claim Reserve shall remain in the Escrow Account pending final resolution.
(e)    Except as required by applicable Law, interest and other earnings on the Escrow Account shall be treated as Seller’s income for Tax purposes. Seller shall provide any reasonably required taxpayer-identification information and Tax forms. No Indemnified Party may recover twice for the same Loss.
Section 6.4.    Indemnification by Buyer.
After the Closing and subject to this Article VI, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives (each, a “Seller Indemnified Party”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party suffers or incurs or becomes subject to as a result of, arising out of, relating to or in connection with (i) the inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or (ii) the Assumed Liabilities, or (iii) a breach of any covenant or agreement of Buyer or Star under this Agreement.
Section 6.5.    Notification of Claims.
(a)    Any Person seeking indemnification under this Article VI (an “Indemnified Party”) shall promptly notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of any third party claim in respect of which indemnity may reasonably be sought under this Article VI, including any pending claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending claim or demand asserted by a third party against the Indemnified Party) (each, a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VI except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 6.5(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within ten (10) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, provided the Indemnifying Party shall (i) acknowledge in writing its indemnity obligations under this Article VI in full for such Third Party Claim and pay such Third Party Claim in full, agree to defend such Third Party Claim and prosecute such defense diligently and (ii) allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. Each of Seller, the Members or Buyer (as the case may be), shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. Provided that the Indemnifying Party has assumed the defense and control of a claim or demand in accordance with this Section 6.5(b), the Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to such claim or demand or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). In the event that the Indemnifying Party does not assume the defense and control of any Third Party Claim in accordance with this Section 6.5(b), the Indemnified Party shall be entitled to defend and control such claim as it deems appropriate, without prejudice to any other rights of the Indemnified Party under this Article VI.
Section 6.6.    Additional Indemnification Provisions.
(a)    Each of Seller, the Members and Buyer agree that with respect to each indemnification obligation set forth in this Article VI: (i) all Losses shall be net of any Eligible Insurance Proceeds, and (ii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for any punitive or special damages other than punitive or special damages payable to third parties in connection with a Third Party Claim.
(b)    Any amount payable by an Indemnifying Party pursuant to this Article VI shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers any Eligible Insurance Proceeds in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article VI, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount of such Eligible Insurance Proceeds, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(c)    If any portion of Losses to be reimbursed by the Indemnifying Party shall be covered, in whole or in part, by third party insurance coverage (including the insurance policies maintained for the benefit of Seller prior to the Closing), then any such insurance proceeds actually received by the Indemnified Party, net of costs reasonably incurred by the Indemnified Party in seeking such collection, shall be considered “Eligible Insurance Proceeds”, it being understood that such Indemnified Party shall use its reasonable efforts to make any such insurance claim.

Section 6.7.    Tax Treatment of Indemnity Payments.
Seller, the Members and Buyer agree to treat any indemnity payment made pursuant to this Article VI as an adjustment to the Purchase Price for all income tax purposes.
Section 6.8    Right of Setoff.
In the event of any dispute between Seller and a Buyer Indemnified Party regarding any claim for indemnification under this Article VI, Buyer is hereby authorized, upon prior written notice to Seller, to set off and apply any unpaid portion of the Purchase Price against any amount owing to a Buyer Indemnified Party pursuant to this Article VI; provided, however, that (a) Buyer shall first exhaust the Escrow Account in full (which ongoing disputed claims shall be included within such calculation) before exercising any setoff right against any other Purchase Price component; (b) no final determination of a setoff, shall be made but a Temporary Offset shall be permitted, against Cash Over Time Consideration, Lift and Shift Consideration, or Earnout Consideration unless and until liability has been finally determined by mutual written agreement or by a final, non-appealable order of a court of competent jurisdiction; and (c) any amount withheld or set off in violation of this Section 6.8, or that is ultimately determined not to be owed to a Buyer Indemnified Party, shall be promptly paid to Seller in accordance with the applicable provisions of this Agreement, together with interest at a rate of three percent (3%) per annum from the date such amount was originally due shall be promptly paid to the Seller or Buyer for any amount that was not paid to the Seller or finally offset by the Buyer upon final determination that the amount shall be paid to the Seller or Buyer in accordance herewith. Notwithstanding Buyer may temporarily retain as a Temporary Offset any amount for any disputed, unliquidated, or asserted claim made in good faith for which an ongoing resolution is actively sought by the Seller and Buyer in accordance with this Agreement for time in which the claim remains in dispute.
Section 6.9    Exclusive Remedy.
From and after the Closing, except in the case of fraud, and breach of Fundamental Representations, and claims for specific performance or injunctive relief, the indemnification provisions provided for in this Agreement shall be the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties for any breach of any representation, warranty, covenant or agreement contained in this Agreement.
ARTICLE VII
GENERAL PROVISIONS
Section 7.1.    Fees and Expenses.
Except as expressly provided otherwise in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement, the sale of the Purchased Assets and the Ancillary Agreements shall be paid by the Party incurring such fees, costs or expenses.
Section 7.2.    Amendments.
This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer and Seller.

Section 7.3.    Waiver.
Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 7.4.    Notices.
Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally; by electronic mail, read receipt requested; certified mail, return receipt requested; or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to Seller: Cornerstone RPO, LLC
14800 Kelley’s Ford Lane
Glen Allen, VA 23059
Attention: Rodney Ashby
E-mail: rashby@rodneyashby.com
with a copy to:
Hirschler Fleischer, P.C.
The Edgeworth Building
2100 East Cary Street
P.O. Box 500
Richmond, Virginia 23223 (mail 23218-0500)
Attention: Andrea M. Marafatsos
Email: amarafatsos@hirschlerlaw.com
(a)    if to the Members:
Rodney Ashby
14800 Kelley’s Ford Lane
Glen Allen, VA 23059
Email: rashby@rodneyashby.com
(b)    if to Buyer:
Hudson Talent Solutions US, Inc. c/o Star Equity Holdings, Inc.
53 Forest Ave., Suite 101 Old Greenwich, CT 06870
E-mail: legal@starequity.com
with a copy to:
Baker Hostetler
Attention: Adam Finerman
45 Rockefeller Plaza
New York, NY 10111-0100
E-mail: afinerman@bakerlaw.com

Notices shall be deemed given upon receipt.
Section 7.5.    Interpretation.
When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Seller Disclosure Schedule. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Seller Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
Section 7.6.    Counterparts.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or other electronic image scan transmission).
Section 7.7.    Entire Agreement; Third-Party Beneficiaries.
This Agreement (including the Exhibits and the Seller Disclosure Schedule) and the Ancillary Agreements (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to and do not confer upon any person other than the Parties hereto any legal or equitable rights or remedies. Notwithstanding the foregoing clause (b), the provisions of Article VI shall be enforceable by the Indemnified Parties and other Persons referred to therein.

Section 7.8.    GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
Section 7.9.    Assignment.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that Buyer may assign its rights under this Agreement to any Affiliate, but such assignment shall not relieve Buyer of its obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 7.10.    Specific Enforcement; Consent to Jurisdiction.
Specific Enforcement; Consent to Jurisdiction. Each Party acknowledges that a breach of this Agreement may cause irreparable harm for which monetary damages would not be an adequate remedy and that specific performance, injunctive relief, and other equitable remedies may be available, without proof of actual damages or the posting of a bond. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York, for any action or proceeding arising out of or relating to this Agreement, the Ancillary Agreements, or the Contemplated Transactions, and waives any objection based on venue or forum non conveniens.
Section 7.11.    Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement and the Ancillary Agreements are fulfilled to the extent possible.
Section 7.12    Jury Trial
To the extent not prohibited by applicable Law, which cannot be waived, for any proceeding which is permitted under this Agreement to be filed in a court, each Party to this Agreement hereby expressly and irrevocably waives any right to a trial by jury in such proceeding, including but not limited to those proceedings to enforce or defend any rights under this Agreement or any of the related agreements or under any amendment, consent, waiver, instrument, document or agreement delivered or which may in the future be delivered in connection with any of them or arising from any relationship existing in connection with this Agreement. Each party hereto agrees that in any such proceeding, the matters shall be tried to a court and not to a jury.

Section 7.13.    Reserved.
Section 7.14.    Definitions.
As used in this Agreement, the terms set forth below shall have the following meanings:
“Acquired Business” means the Business being acquired under this Agreement. “Actions” mean any criminal, civil or administrative actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations.
An “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first person. For the purposes of this definition, “Control” means, as to any person, the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning.
“Ancillary Agreements” mean, collectively, the Bill of Sale, Assignment and Assumption Agreement, the offer letters with Rodney Ashby and David Kenworthy, the Cash Over Time Note, the Transition Services Agreement, IP Agreements, and assignments with respect to the transfer of any Intellectual Property.
“Books and Records” means the books, records, files, financial and tax information, customer and client data, and other documents of Seller relating to the Business, in whatever form maintained.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.
“Cash Over Time Note” has the meaning set forth in Section 1.8(b).
“Claim Notice” has the meanings set forth in Section 6.3.
“Claim Reserve” has the meanings set forth in Section 6.3.
“Client Allocation Percentage” has the meaning set forth in Section 1.7(b).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.
“Contingent Payments” has the meaning set forth in Section 1.6(b).
“Commonly Controlled Entity” means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Company Tax” means any Tax, if and to the extent that the Company and any Subsidiary is or may be potentially liable under applicable law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law).

“Company Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined, or unitary return) filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company, any Subsidiary, or any Company Tax.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Environment” means all, or any part, of the air (including the air within buildings and natural or man-made structures above or below ground), sediment, soils, water and land.
“Environmental Claims” means any and all directives, administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or requests for information by a Governmental Entity, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, Hazardous Material or any Environmental Permit, including, without limitation, (i) any and all claims by Governmental Entities for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other actions, damages, fines or penalties pursuant to any applicable Environmental Law, and (ii) any and all claims by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from a Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety, property, natural resources or the Environment.
“Environmental Condition” means any and all conditions and circumstances of any property, including, without limitation, any property currently or formerly owned, operated or leased by Seller, relating to or arising or resulting from a failure to comply with any applicable Environmental Law or Environmental Permit or from a Release or threatened Release of Hazardous Materials into the indoor or outdoor Environment.
“Environmental Law” means CERCLA, the Resource Conservation and Recovery Act of 1976, as amended, and any Law now or previously in effect regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Material, drinking water, surface and groundwater, wetlands, landfills, open dumps, above ground storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions, wells, air emissions, water discharges, noise emissions, or otherwise relating to pollution or protection of the outdoor or indoor environment or health or safety as related to exposure to Hazardous Materials.
“Environmental Permit” means any permit, license, approval, consent or other authorization by a Governmental Entity pursuant to any Environmental Law.
“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), subscription rights, conversion rights, exchange rights, stock appreciation rights, profit participation, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“Escrow Account” has the meanings set forth in Section 6.3.
“Escrow Amount” has the meanings set forth in Section 6.3.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Fundamental Representations” has the meaning set forth in Section 6.1(b).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.
“Hazardous Material” means any element, compound, chemical, contaminant, pollutant, material, waste or other substance or constituent that is defined or regulated as such in, or for purposes of any Environmental Law, determined or identified as hazardous, toxic, biohazardous or dangerous under any applicable Environmental Law, or the Release of which is prohibited or regulated under any applicable Environmental Law, including, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, infectious and medical waste, microbial matter, greenhouse gas and any other substance that may give rise to liability under any Environmental Law.
“Indebtedness” shall mean as at any date of determination, the sum of the following items of Seller, without duplication: (i) obligations of Seller created, issued or incurred for borrowed money, including all fees and obligations thereunder (including interest and similar charges however denominated, late fees, and any prepayment or termination fees arising or which will arise out of the prepayment of such Indebtedness prior to its maturity and termination), (ii) obligations of Seller to pay the deferred purchase price or acquisition price of property or services, other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business consistent with past practice, (iii) the face amount of all letters of credit issued for the account of Seller and all drafts thereunder, (iv) capital lease obligations of Seller, if any, and (v) any obligation guaranteeing any Indebtedness or other obligations of any other Person (including any obligations under any keep well or support agreements).
“Intellectual Property” shall mean all intellectual property rights, including without limitation Patents, inventions, technology, discoveries, utility models, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information, and applications for and registrations of the foregoing (including divisionals, provisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and renewals).
“Independent Accountant” Clifton, Larson, and Allen LP, 10401 West Innovation Drive, Suite 300, Wauwatosa, WI 53226.
“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or “To Seller’s Knowledge” means the actual knowledge of Rodney Ashby and David Kenworthy, after a good faith reasonable inquiry.
“Law” means any state, local or foreign statute, law (including common law), ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.
“Legacy Client” has the meaning set forth in Section 1.11(b).
“Lift and Shift Legacy Client” has the meaning set forth in Section 1.7(a).
“Lien” means any mortgage, pledge, lien (statutory or other), defect of title, charge, option, restriction on transfer (such as a right of first offer or refusal), third-party right, conditional or installment sale agreement, encroachment, survey exception, encumbrance, liability, obligation, security interest or other claim of any kind or nature whatsoever; provided, however, that Liens shall exclude liens for Taxes which are not yet due and payable.
“Loss” or “Losses”” means any and all losses, damages, costs, fees, expenses, debts, charges, liabilities, settlement payments, awards, judgments, penalties, fines, interest, obligations, and claims of any kind.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Seller, or any entity which is or was a Commonly Controlled Entity with Seller is making, is obligated to make, or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.
“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice.
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
“Parent Board” means the Board of Directors of Star Equity Holdings, Inc.
“Past Due” means any customer accounts receivable more than thirty-one days past the due date specified on the invoice and vendor accounts payable over the longer of (i) thirty-one days past the invoice date; (ii) thirty-one days past the end of the applicable service period or (iii) the stated due date on the vendor invoice.
“Patents” means worldwide patents, patent applications, invention disclosures, and other rights of invention, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all reexamined patents or other applications or patents claiming the benefit of any of the foregoing.
“Permitted Encumbrances” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable; (b) all covenants, conditions, easements, and restrictions of record not interfering in any material respect, individually or in the aggregate, with the ordinary use or operation of the Real Property or conduct of the Business (c) landlords’, workers’, carriers’ and mechanic and other like

Liens incurred in the ordinary course of the Business with respect to amounts that are not Past Due and (d) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity that do not interfere with the present or proposed use of the properties they affect.
“person” or “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or a Governmental Entity.
“Personal Information” means any information that identifies or is reasonably capable of being linked, directly or indirectly, to an identified or identifiable individual, including any information defined as “personal information,” “personal data,” “personally identifiable information,” or a similar term under applicable U.S. federal or state Laws relating to privacy, data protection, or information security.
“Post-Closing Period” means any Tax period beginning after the Closing Date.
“Pre-Closing Period” means any Tax period (or portion thereof) ending on or before the Closing Date.
“Preferred Stock” has the meaning set forth in Section 1.11(h).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, or leaching into the indoor or outdoor Environment.
“Representatives” means, with respect to any person, such person’s directors, managers, shareholders, members, partners, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative or Affiliate.
“Seller Benefit Plan” means (other than a Multiemployer Plan) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund or commitment providing for pension, severance or retention benefits, profit-sharing, fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase, phantom stock or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, tuition, company car, club dues, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, employment agreement, consulting agreement, retainer agreement, golden parachute agreement, benefit contingent upon a change in control, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is or has been maintained, administered, participated in or contributed to by Seller, which covers any employee or former employee of Seller by virtue of their current or former employment with Seller, or in connection with which Seller has any liability.
“Seller Transaction Expenses” means all expenses of Seller and the Members incurred or to be incurred in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated hereby to be consummated on or before the Closing, including fees and expenses incurred in connection with the repayment of Indebtedness, and fees and disbursements of the Seller’s attorneys, accountants, investment bankers and other advisors and service providers, payable by the Seller or the Members and that, in each case, have not been paid as of the Closing Date.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.
A “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting membership or partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Interests of which) is owned directly or indirectly by such first person.
“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, escheat, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable law, together with any interest, penalties or any other additions or increases.
“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Entity.
[signature page follows]

IN WITNESS WHEREOF. the parties have caused this Agreement to be duly executed as of the date first written above.
STAR:
STAR EQUITY HOLDINGS, INC.
By:    /s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Chief Executive Officer
BUYER:
HUDSON TALENT SOLUTIONS US, INC.
By:    /s/ Jacob Zabkowicz
Name: Jacob Zabkowicz
Title: Chief Executive Officer
GUARANTOR:
HUDSON TALENT SOLUTIONS, LLC
By:    /s/ Jacob Zabkowicz
Name: Jacob Zabkowicz
Title: Manager

SELLER:
CORNERSTONE RPO, LLC
By:    /s/ Rodney Ashby
Name: Rodney Ashby
Title: Manager
MEMBERS:
/s/ Rodney Ashby
Rodney Ashby
/s/ David Kenworthy
David Kenworthy
MEMBER REPRESENTATIVE
/s/ Rodney Ashby
Rodney Ashby